AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998
                                                      REGISTRATION NO. 333-37291

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           TRAVIS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   5085                  76-0206074
                             (PRIMARY STANDARD
     (STATE OR OTHER            INDUSTRIAL
      JURISDICTION          CLASSIFICATION CODE       (I.R.S. EMPLOYER
    OF INCORPORATION)             NUMBER)            IDENTIFICATION NO.)

                            3000 WESLAYAN, SUITE 350
                              HOUSTON, TEXAS 77027
                                 (713) 622-7475
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 KIRBY ATTWELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           TRAVIS INTERNATIONAL, INC.
                            3000 WESLAYAN, SUITE 350
                              HOUSTON, TEXAS 77027
                                 (713) 622-7475
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

           DIANA M. HUDSON                    KATHLEEN S. SCHOENE
         WALTER S. KENEALLY              PEPER, MARTIN, JENSEN, MAICHEL
MAYOR, DAY, CALDWELL & KEETON, L.L.P              AND HETLAGE
      700 LOUISIANA, SUITE 1900          720 OLIVE STREET, 24TH FLOOR
      HOUSTON, TEXAS 77002-2778         ST. LOUIS, MISSOURI 63101-2396
           (713) 225-7000                       (314) 421-3850

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1998

                                2,909,091 SHARES

                                     [LOGO]
                           TRAVIS INTERNATIONAL, INC.

                                  COMMON STOCK

                            ------------------------

     Of the 2,909,091 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 2,272,727 shares of Common Stock are being sold by Travis International, Inc. (the "Company" or "Travis") and 636,364 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation and trading on the Nasdaq National Market under the symbol "TRVI."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN
MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

================================================================================
                                                                 PROCEEDS TO
                PRICE TO       UNDERWRITING     PROCEEDS TO        SELLING
                 PUBLIC        DISCOUNT(1)       COMPANY(2)      STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share...     $                $                $                $
--------------------------------------------------------------------------------
Total(3)....  $                $                $                $
================================================================================
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $500,000, all of which are payable by the Company.

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 436,363 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    $            , $            , $            and $            , respectively.
    The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to the Underwriter's overallotment option, if exercised. See "Underwriting" and "Principal and Selling Stockholders."
                            ------------------------

     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about             ,
1998.

A.G. EDWARDS & SONS, INC.                    CLEARY GULL REILAND & MCDEVITT INC.

             The date of this Prospectus is                , 1998.

                              [INSIDE FRONT COVER]

                                      [MAP]

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and with quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, (I) THE TERM "COMPANY" REFERS TO TRAVIS INTERNATIONAL, INC. AND ITS SUBSIDIARIES AND (II)
ALL INFORMATION IN THIS PROSPECTUS (A) ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED, AND (B) GIVES EFFECT TO THE RECAPITALIZATION OF THE COMPANY'S COMMON STOCK, INCLUDING THE CONVERSION OF EACH SHARE OF THE COMPANY'S CLASS A COMMON STOCK INTO ONE SHARE OF COMMON STOCK, THE CONVERSION OF TWO SHARES OF THE COMPANY'S SERIES 2 PREFERRED STOCK INTO 6,120 SHARES OF COMMON STOCK AND A 3.06-FOR-ONE STOCK SPLIT. SEE "UNDERWRITING" AND "DESCRIPTION OF CAPITAL STOCK -- RECAPITALIZATION."

                                  THE COMPANY

     The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical assistance. During fiscal 1997, the Company sold its products to over 8,700 customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors, (ii) distributors of industrial products and (iii) operators of central office telephone systems.

     The Company differs from many other distributors in that it operates exclusively in specialty markets. The specialty markets sought by the Company are defined by a number of characteristics that distinguish them from the markets for commodity-type products. Although not all specialty markets exhibit all of these characteristics, generally they include: (i) a small to medium total market size, (ii) above average gross margins and returns on assets due to the nature of the products or unique value-added services, (iii) a limited number of competitors and the absence of a dominant, national competitor, and
(iv) a high degree of fragmentation at the distributor, supplier and customer levels. The Company believes specialty markets are less capable of being served by alternatives to wholesale distribution and offer greater opportunities than commodity-type markets to obtain substantial market shares in the niches the Company serves.

     The Company's objective is to become a leading diversified wholesale distributor of specialty products and related value-added services in the United States. In pursuing this objective, the Company endeavors to achieve significant product, customer, vendor and geographic diversity by establishing operations in a limited number of niche markets and to increase the sales and net income of those operations through further market penetration and the addition of locations and products sold within such markets. The Company focuses on markets where the demand for specialized products or value-added services offers opportunities to obtain higher margins than those typically attainable in markets for more standard, high-volume merchandise and where opportunities exist for consolidation. The Company implements its strategy through new market acquisitions that add new product groups, vendors and customers to the Company's base, through fill-in acquisitions that establish new locations or complementary product lines for its existing business and through internal development efforts to increase penetration of the markets in which it operates. The Company maintains a decentralized management structure that provides the managers of its operating subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company leverages the expertise of its executive and operating managers to achieve commonalities among its operating subsidiaries that result in management efficiencies and cost savings.

     The Company believes that acquisitions are often the most cost-effective means to enter new specialty markets or to expand geographically within existing markets. Since 1994, the Company has completed ten acquisitions, two of which were new market acquisitions and eight of which were fill-in acquisitions. The Company has also grown through internal development. The Company has increased sales to existing customers by periodically expanding into new product lines and continually adding new products to existing lines. The Company also has added new customers in existing markets through targeted sales programs and the addition of new operating locations and sales offices. In addition, the Company's internal development is enhanced by a continued emphasis on value-added services, which provide it the opportunity to expand gross margins and to attract a more loyal and diverse group of customers.

     Using this approach of balanced expansion through acquisitions and internal development, the Company's revenues and operating income increased from approximately $14.5 million and $2.1 million, respectively, in fiscal 1994 to approximately $80.1 million and $6.1 million (including a one-time charge to expenses of approximately $1.2 million in connection with the retirement, at a discount, of future obligations under certain employment, consulting and non-competition agreements), respectively, in fiscal 1997.

     The Company was organized as a Delaware corporation in 1986. The Company's executive offices are located at 3000 Weslayan Street, Suite 350, Houston, Texas 77027, and its telephone number is (713) 622-7475.

                                  THE OFFERING

Common Stock offered by the
  Company............................  2,272,727

Common Stock offered by the Selling
  Stockholders.......................  636,364

Common Stock outstanding after the
  Offering(1)........................  5,290,379

Use of Proceeds......................  To repay approximately $10.4 million of outstanding indebtedness, to pay
                                       approximately $1.4 million to retire
                                       current and future obligations under
                                       certain employment, consulting and
                                       non-competition agreements relating to a previous acquisition by the Company and for general corporate purposes, including working capital and possible acquisitions. See "Use of Proceeds."

Nasdaq National Market Symbol........  The Company has applied to have its
                                       Common Stock approved for quotation on
                                       the Nasdaq National Market System under
                                       the symbol "TRVI."
------------
(1) Excludes (i) up to 91,800 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, (ii) 76,500 shares of Common Stock reserved for issuance upon conversion of the Company's Series 2 Preferred Stock, (iii) 543,610 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under various stock option plans and
    (iv) 453,000 shares of Common Stock that may be issued from time to time in connection with options not yet granted under such plans. Upon consummation of the Offering, an aggregate of 356,326 options granted under such plans will be vested and exercisable. See "Management -- Compensation Plans" and "Shares Eligible for Future Sale."

                                  RISK FACTORS

     Investors should consider carefully the risk factors related to a purchase of Common Stock of the Company. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                            YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------
                                          1995        1996      1997(1)
                                       ----------  ----------  ----------
Statement of Income Data:
     Sales...........................  $   46,339  $   65,813  $   80,127
     Gross profit....................      13,223      18,672      24,887
     Operating income................       3,601       4,923       6,100
     Net income......................       1,882       2,605       3,003
     Net income per common and common
       equivalent share..............  $     0.63  $     0.84  $     0.88
     Average number of shares used to
       compute net income per common
       and common equivalent share...   2,986,403   3,103,390   3,427,652

                                            SEPTEMBER 30, 1997
                                        --------------------------
                                        ACTUAL     AS ADJUSTED(2)
                                        -------    ---------------
Balance Sheet Data:
     Working capital.................   $17,034        $30,064
     Total assets....................    45,703         56,731
     Total debt......................    13,222          2,863
     Stockholders' equity............    19,407         42,157
------------
(1) Includes one-time charge to general and administrative expenses of $1,158 in connection with the retirement, at a discount, of future obligations under certain employment, consulting and noncompetition agreements. Excluding this one-time charge, operating income, net income and net income per common and common equivalent share would have been $7,259, $3,737 and $1.09, respectively. The retirement of these future obligations was agreed to as of September 30, 1997 (and recorded during fiscal year 1997), and will be funded with a portion of the net proceeds of the Offering. See "Use of Proceeds" and note 9 to the consolidated financial statements included elsewhere herein.

(2) Gives effect to the sale of the shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

NO ASSURANCE OF FUTURE GROWTH THROUGH ACQUISITIONS

     Acquisitions are an important aspect of the Company's growth. While the Company believes that the small- to medium-sized markets that it currently serves and into which it may expand are highly fragmented and provide numerous acquisition opportunities, there can be no assurance that suitable acquisition candidates can be found. Even if such candidates are found, there can be no assurance that the Company will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to the Company, that any acquisitions that are completed can be successfully integrated into the Company, or that such integration will not result in unforeseen operational difficulties or require a disproportionate amount of management's attention. The Company also is likely to face competition from other companies for acquisition opportunities that are available. Moreover acquisitions may be financed through the issuance of debt or equity securities. The issuance of Common Stock or securities convertible into Common Stock may be dilutive to the Company's stockholders. While the Company continues to evaluate acquisition opportunities, there are no material acquisitions pending as of the date of this Prospectus. See "Business -- Acquisitions."

DEPENDENCE ON CONSTRUCTION MARKETS

     Demand for the Company's specialty builders' products depends to a significant degree on the health of the single- and multi-family residential and commercial construction markets, particularly in Texas where a significant portion of the Company's sales of specialty builders' products are made. Specialty builders' products accounted for approximately 64% of the Company's overall sales for fiscal 1997. The level of activity in the commercial construction markets depends largely on vacancy and absorption rates, interest rates, regional economic outlooks, availability of financing and general economic conditions. The level of activity in the residential construction market depends on new single-family and multi-family housing starts, which are a function of many factors, including interest rates, availability of financing, housing affordability, vacancy rates, rental rates, unemployment, demographic trends, gross domestic product growth and consumer confidence. These factors are beyond the Company's control. The single- and multi-family residential markets also are sensitive to cyclical changes in the economy that could negatively affect the Company's operating results. Additionally, the Company's operating results are negatively affected by seasonal declines in construction activities during winter months due to the holidays and weather conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Products and Services -- Specialty Builders' Products and Services."

COMPETITION

     The markets in which the Company competes are highly fragmented, consisting of many regional and local specialty suppliers of the products distributed by the Company. Although the Company is not aware of any other company that competes in all of its markets, some competitors within those markets are substantially larger, better capitalized and have access to greater resources than the Company and others are smaller and more specialized than the Company. Larger competitors may achieve economies of scale not available to the Company, and smaller competitors may have lower overhead costs and greater flexibility than the Company. As a result, these competitors may be able to offer lower prices than the Company. The entry of new companies or products into the Company's markets could result in reductions in pricing of the products sold by the Company that could materially and adversely affect the Company's profitability. In addition, the Company's success in achieving increased market penetration will depend, in part, on its ability to gain market share from established competitors. There can be no assurance that the Company will be able to compete successfully. See "Business -- Competition."

RELIANCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the continued services of its officers, in particular its President and the presidents of each of its subsidiaries, as well as upon other key personnel. The Company carries key-man life insurance on its chief executive officer and certain officers of its subsidiaries. In addition, the Company has employment agreements with all key employees except Messrs. Fogelsong and Flesner, and maintains incentive compensation programs designed to retain key employees, including options to purchase shares of the Company's Common Stock which are subject to certain vesting requirements. The terms of existing employment agreements extend through at least May 1999; however, there can be no assurance that such agreements will be renewed on terms acceptable to the Company or at all. The loss of the continuing services of the Company's executive officers and its subsidiaries' officers and key personnel, particularly to a competitor, could have an adverse effect on the Company's operating results. See "Business -- Strategy."

INTERRUPTION IN OR LOSS OF SOURCES OF SUPPLY

     As is customary in its industry, the Company's relationships with its vendors are not governed by long-term contracts which set prices, product volumes or other terms. Although the Company's relationships with its key vendors allow it to obtain terms that the Company believes are favorable, such as volume discounts, the lack of long-term contracts permits vendors to increase prices or terminate the relationship at any time. Many factors that would cause such vendors to increase prices or terminate a relationship, such as higher raw material costs or financial difficulties, are beyond the Company's control. While the Company believes it has access to adequate substitutes for most of its products from other vendors at competitive prices, any interruption in the Company's sources of supply, particularly of the most specialized items, could have a material adverse effect upon the Company's operating results. The Company is also subject to the risks of obtaining products abroad, including adverse fluctuations in currency exchange rates, increases in import duties, decreases in quotas, increased customs regulations and political turmoil. The occurrence of any one or more of such risks could increase the Company's cost of obtaining such products or adversely affect their availability. See
"Business -- Vendors."

PRODUCT AND OTHER LIABILITY

     Products fabricated and distributed by the Company are used by original equipment manufacturers ("OEMs") in the manufacturing process, by industrial companies for plant maintenance, repair and operations (the "MRO market"), by residential builders and commercial construction contractors and by operators of central office telephone systems. In addition, the Company provides value-added services in connection with the distribution of its products, such as engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical services. The Company's employees operate machinery and delivery vehicles daily, and some of the Company's fabrication services involve the handling of materials which could be considered harmful under certain circumstances. As a result, the Company may be subject to claims by its employees resulting from such work-related risks and to claims by third parties for personal injury or other damages resulting from the negligence of the Company's employees in connection with performing such services. Although there is no material litigation pending against the Company and the Company maintains liability insurance in amounts and coverages believed to be usual and customary in the industry, the imposition of a large judgment against the Company or the costs of defending an uninsured claim could adversely affect its financial condition or operating results. See "Business -- Legal Proceedings and Insurance."

FIRE AND OTHER HAZARDS

     The Company's inventory and equipment are concentrated in relatively few warehouse locations that are subject to the risk of fire and other hazards, such as hurricanes, floods and earthquakes. The destruction of or significant damage to one or more of these warehouses would likely interfere with the Company's ability to deliver the products generally maintained at such locations on a timely basis and to perform the value-added services required by its customers. Although the Company carries fire, casualty and business interruption insurance in amounts that management believes are sufficient to insure against property losses due to such hazards, the Company's relationships with customers could be irreparably harmed or the Company could sustain losses to its property or operations beyond the limits of its policies in the event of such an occurrence. See "Business -- Products and Services" for a description of the Company's operations.

CHANGES IN DISTRIBUTION CHANNELS

     The distribution industry has experienced significant changes in recent years. Capitalizing on the industry's fragmentation, some larger distributors grew considerably through consolidation to achieve economies of scale and increase efficiency. At the same time, customers have begun to seek lower cost distribution alternatives such as integrated supply, outsourcing and computerized ordering or other alternatives to wholesale distribution, including catalogs and mass merchants, to fulfill their purchasing needs. If these trends continue or accelerate, the Company's customer base could become more concentrated, particularly in the markets for its specialty industrial products, as more products may flow through new channels or more manufacturers sell directly to end users. In addition, although the Company believes that its broad range of specialty products will allow it to compete successfully as a secondary distributor to integrated suppliers, there can be no assurance that it will be able to obtain favorable contracts with integrated suppliers, and the Company may lose some customers completely. See "Business -- Industry Overview."

SUBSIDIARIES' DEPENDENCE ON KEY CUSTOMERS

     Some of the Company's subsidiaries have one or several key customers that account for a meaningful share of its sales and net income. In general, there are no long-term commitments by such customers to purchase products or services from the Company's subsidiaries. Product sales by the Company's subsidiaries are typically made on a purchase-order basis. While the loss by one of the Company's subsidiaries of one of its key customers or the failure of one of its key customers to pay accounts receivable on a timely basis could materially adversely affect the financial condition and operating results of the subsidiary, such an event is not likely to significantly affect the Company as whole. However, the loss of several of the Company's largest customers or the failure of several of such customers to pay accounts receivable on a timely basis could have a material adverse effect on the Company's financial condition and operating results. There can be no assurance that the Company's largest customers will continue to place orders with the Company or that orders by such customers will continue at their previous levels. See "Business -- Customers."

NEED FOR ADDITIONAL FINANCING

     The Company anticipates that its growth strategy will require an increase in cash needed to finance acquisitions, for working capital and for capital expenditures. At September 30, 1997, the Company had working capital of approximately $17.0 million and current assets of approximately $31.3 million. After exhausting the proceeds of the Offering, the Company must rely on internally generated funds or additional financing to fund the cash component of future acquisitions, for capital expenditures and to provide necessary working capital. Although the Company currently believes it will be able to secure necessary financing, there can be no assurance that it will be able to do so on favorable terms, if at all. If the Company is unable to internally generate funds or secure additional financing in the future, its ability to pursue its business strategy and its results of operations for future periods may be adversely affected. In addition, the Company may issue debt or equity securities to the owners of the companies it acquires. The issuance of debt or equity securities, either for cash or to owners in connection with acquisitions, could have a material adverse impact on the value of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY OFFICERS, DIRECTORS AND AFFILIATES

     Upon consummation of the Offering, the Company's officers, directors and their respective affiliates, including Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, will beneficially own approximately 41.8% of the outstanding shares of the Company's Common Stock, or approximately 44.5% of such outstanding shares if Equus II Incorporated purchases 5% of the Common Stock offered in the Offering (in each case, assuming no exercise of the overallotment option). Such persons, if acting together, will have sufficient voting power to substantially influence the management and affairs of the Company, and may be able to elect the Board of Directors of the Company and to control the disposition of corporate actions submitted to the stockholders for approval. As a result, certain transactions may not be possible without the approval of such stockholders, including mergers involving the Company and tender offers or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for the Common Stock. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, 2,381,288 of the outstanding shares of Common Stock, 634,410 shares of Common Stock that may be issued upon exercise of outstanding stock options and warrants, and shares of Common Stock issued pursuant to stock options granted in the future under existing plans or in connection with future acquisitions will become eligible for sale at prescribed times in reliance on Rule 144 promulgated under the Securities Act or pursuant to piggyback or demand registration rights in favor of certain stockholders. All of the Company's stockholders prior to the Offering have been granted piggyback registration rights with respect to Common Stock owned by such stockholders as of such date. In general, such piggyback registration rights may be exercised by such stockholders on each occasion after the Offering that the Company proposes to register any public offering of shares of its capital stock under the Securities Act. In addition to such piggyback registration rights, if and when the Company is qualified to register Shares of its Common Stock on Form S-3, such stockholders may cause the Company at certain times to register shares of Common Stock on Form S-3, provided that the offering involves proceeds in excess of $1,000,000. Two stockholders also have one right each to require the Company, subject to certain conditions such as minimum ownership requirements and minimum aggregate offering price, to register under the Securities Act up to 100% of the shares of Common Stock held by such stockholder. If Equus II Incorporated holds more than 10% of the shares of the Company's outstanding Common Stock as a result of its purchase of shares of Common Stock offered in the Offering or otherwise, it also will have a right, subject to the same conditions, to require the Company to register up to 100% of its unregistered shares of Common Stock. All of the Company's stockholders prior to the Offering and its executive officers and directors have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of the Offering without the prior written consent of A.G. Edwards & Sons, Inc. on behalf of the Underwriters. Following such period, these shares will be eligible for sale in the public market without registration subject to the conditions and restrictions of Rule 144. Sales of any of the shares described above in the public market could adversely affect prevailing market prices for the Common Stock. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

ABSENCE OF PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock of the Company. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters, and such price will not necessarily be indicative of the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. From time to time, the stock market experiences significant price and volume volatility, which could affect the market price of the Common Stock for reasons that may be unrelated to the operating performance of the Company. In addition, quarterly variations in the Company's financial results could cause the market price of the Common Stock to fluctuate substantially.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial offering price. See "Dilution."

DIVIDEND POLICY AND RESTRICTIONS

     The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Board of Directors is authorized, without the approval of the holders of the Common Stock, to issue Preferred Stock containing restrictions on the payment of dividends to holders of the Common Stock. In addition, certain provisions of the loan documents relating to the Company's credit facilities have the effect of restricting or, under certain circumstances, prohibiting one or more of the Company's subsidiaries or the Company from declaring or paying dividends. Further, if the Company obtains additional financing to fund the cash component of future acquisitions or to provide necessary working capital, the terms of such financing could restrict the Company's ability to declare or pay dividends on its capital stock. See "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation, Restated Bylaws and certain provisions of the General Corporation Law of Delaware (the state in which the Company is incorporated) may make it difficult to change control of the Company and to replace incumbent management. For example, the Company's Restated Certificate of Incorporation permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or to establish one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes. This provision and the other provisions referred to above could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock -- Special Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus
Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding planned capital expenditures, the Company's financial position, business strategy, growth strategy and other plans and objectives for future operations, are forward-looking statements. In addition, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                           BACKGROUND OF THE COMPANY

     The Company was incorporated in Delaware in September 1986 to acquire American Packing and Gasket Company, Inc. ("APG"). APG was a fabricator and master distributor of sealing products, hose couplings and glass to industrial customers, primarily in Texas and other states along the Gulf Coast. During its first five years the Company focused on enhancing APG's operations by, among other things, establishing a management team, expanding profitable product lines, upgrading fabrication equipment, implementing inventory and accounting controls, installing computerized accounting and management information systems and developing a comprehensive marketing program and business plan. When APG's operations had been significantly improved, the Company's management was able to pursue the goal of becoming a leading wholesale distributor in a limited number of diversified specialty markets. Following the sale in May 1992 of a controlling interest in the Company's stock to the Bradford Venture Partners, L.P., Overseas Equity Investor Partners and certain other parties, the Company embarked on an expansion program that has included both acquisitions and internal development.

     Since 1994, the Company has completed ten acquisitions, two of which were new market acquisitions and eight of which were fill-in acquisitions. The Company considers a new market acquisition to be one that adds a new product group that is distinct from the Company's existing product groups. These new market acquisitions are operated as subsidiaries of the Company. Fill-in acquisitions generally are smaller and represent the addition of operations, products or locations that are complementary to the Company's existing operations. The businesses acquired as fill-in acquisitions usually have been integrated with one of the Company's subsidiaries. See
"Business -- Acquisitions."

     The Company has also grown through internal development. The Company has increased sales to existing customers by periodically expanding into new product lines and continually adding new products to existing lines. The Company also has added new customers in existing markets through targeted sales programs and in new markets through the addition of new operating locations and sales offices. Using this approach of balanced expansion through acquisitions and internal development, the Company's sales and operating income increased from approximately $14.5 million and $2.1 million, respectively, in fiscal 1994 to approximately $80.1 million and $6.1 million (including a one-time charge to expenses of approximately $1.2 million in connection with the retirement, at a discount, of future obligations under certain employment, consulting and non-competition agreements), respectively, in fiscal 1997. The Company now has 13 operating locations and two sales offices in six states. See
"Business -- Products and Services" and "-- Facilities."

     The Company distributes products and provides related services through four operating subsidiaries. The Company's specialty builders' products business is operated through De-Ro/Suncoast, Inc. ("DRS"). DRS, in turn, operates through two divisions, Suncoast Postension ("Suncoast"), its post-tension products division, and De-Ro Products ("De-Ro"), its household fixtures products division. The Company's specialty industrial products business is operated through two separately managed subsidiaries, American Packing and Gasket Company ("APG") and Mountain Empire Rubber & Specialty Co., Inc. ("MERSCO"). The Company's telecommunications equipment business is operated through New West Communications, Inc. ("New West").

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $22.8 million, after deducting estimated underwriting discount and offering expenses and assuming an initial offering price of $11.00 per share. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     USE OF PROCEEDS. The Company intends to use a portion of the net proceeds of the Offering to repay outstanding indebtedness in the aggregate amount of $10.4 million under its subsidiaries' credit facilities. After such repayments, the Company's aggregate outstanding indebtedness will be $2.9 million, consisting primarily of subordinated debt incurred in connection with the acquisitions of DRS and New West. The Company may in the future enter into new credit facilities, either at the Travis or subsidiary level.

     The Company also intends to use approximately $1.4 million of the net proceeds of the Offering to retire current and future obligations under certain employment, consulting and non-competition agreements entered into in connection with the acquisition of DRS in 1994. Pursuant to agreements between the former owners of DRS and the Company, the Company has agreed to pay $1.4 million to such persons, representing a prepayment discount of approximately $400,000 calculated by the Company to be owing under such agreements through the year 2002 (based on certain assumptions made by the Company regarding the amount and timing of such payments).

     The Company plans to use the net proceeds remaining after the payments described above for working capital purposes, including to add new locations and product lines and to finance possible acquisitions. Although there are no material acquisitions pending as of the date of this Prospectus, the Company is routinely engaged in evaluating, holding preliminary discussions regarding and presenting possible terms of potential acquisitions and intends to pursue new market and fill-in acquisitions as opportunities arise. See
"Business -- Acquisitions." Until used, the proceeds of the Offering will be invested in short-term, investment-grade, interest-bearing obligations.

     SUMMARY OF CREDIT FACILITIES. At September 30, 1997, each of the Company's subsidiaries maintained separate bank credit facilities with the same bank. All of such facilities (described below) bear interest at a variable rate equal to the bank's reference rate (equal to 8.50% at September 30, 1997) or the bank's reference rate plus up to .50%, except for $1,000,000 of New West's term loan facility (which bears interest at a fixed rate of 9.33%). All of such facilities are secured by the equipment, inventory and accounts receivable of the respective subsidiary and are not cross-collateralized. Availability under each revolving credit facility is based upon a valuation of certain of the respective subsidiary's inventory and accounts receivable. In addition, each revolving credit facility matures on December 31, 1998. Travis does not maintain its own credit facility but may in the future consolidate its subsidiaries' facilities into one credit facility at the Travis level or obtain its own credit facility if circumstances warrant.

     DRS has a revolving credit facility, a term loan facility and a facility for the purchase of equipment and vehicles. At September 30, 1997, the maximum availability under the revolving credit facility was $7.5 million and $6.6 million was outstanding thereunder. DRS's term loan is payable in equal quarterly installments of interest and principal through September 30, 2001. At September 30, 1997, $865,510 remained outstanding under the term loan facility. A maximum of $250,000 is available through December 31, 1998 under DRS's facility for the purchase of equipment and vehicles. Each equipment advance is payable in equal monthly installments over a five-year period and each vehicle advance is payable in equal monthly installments over a two-to-four-year period. As of September 30, 1997, $146,218 was outstanding under DRS's facility for the purchase of equipment and vehicles.

     APG has a revolving credit facility and a term loan facility. At September 30, 1997, the maximum availability under the revolving credit facility was $3.0 million and $1.0 million was outstanding thereunder. APG's term loan is payable in quarterly installments of interest and principal through December 31, 1997. At September 30, 1997, $9,401 remained outstanding under the term loan facility.

     MERSCO has a revolving credit facility which provides for a line of credit of up to $750,000 and is guaranteed by Travis. At September 30, 1997, $500,000 was outstanding under such facility.

     New West has a revolving credit facility and term loan facility. Up to $500,000 under these facilities is guaranteed by Travis. At September 30, 1997, the maximum availability under the revolving credit facility was $1.1 million and none was outstanding thereunder. New West's term loan is payable in quarterly installments of interest and principal, with a final balloon payment due September 30, 2001. At September 30, 1997, $1.3 million remained outstanding under the term loan facility.

                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any future earnings for reinvestment in the Company. The Board of Directors is authorized, without the approval of the holders of the Common Stock, to issue Preferred Stock containing restrictions on the payment of dividends to holders of the Common Stock. In addition, certain provisions of the loan documents relating to the Company's credit facilities have the effect of restricting or, under certain circumstances, prohibiting one or more of the Company's subsidiaries or the Company from declaring or paying dividends. Further, if the Company obtains additional financing to fund the cash component of future acquisitions or to provide necessary working capital, the terms of such financing also could restrict the Company's ability to declare or pay dividends on its capital stock. Any future determination as to the payment of dividends will be subject to any such restrictions, will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company at September 30, 1997. The table also sets forth the short-term debt and capitalization of the Company at September 30, 1997 on an as adjusted basis to reflect the sale by the Company of 2,272,727 shares of Common Stock offered hereby at an assumed offering price of $11.00 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                            SEPTEMBER 30, 1997
                                          -----------------------
                                           ACTUAL     AS ADJUSTED
                                          ---------   -----------
                                              (IN THOUSANDS)
Current portion of long-term debt.......  $   1,239     $   601
                                          ---------   -----------
Total long-term debt, less current
  portion...............................     11,982       2,262
                                          ---------   -----------
Stockholders' equity:
     Preferred Stock, par value $.01 per
       share; 2,000 shares authorized,
       27 shares issued and outstanding;
       502,000 shares authorized, as
       adjusted; 25 shares issued and
       outstanding, as adjusted.........          -           -
     Common Stock, par value $.01 per
       share; 4,590,000 shares
       authorized; 2,308,050 shares
       issued and outstanding;
       12,000,000 shares authorized, as
       adjusted; 5,290,379 shares issued
       and outstanding, as adjusted
       (1)..............................         23          53
     Common Stock, Class A, par value
       $.01 per share; 1,530,000 shares
       authorized; 703,482 issued and
       outstanding; none authorized, as
       adjusted.........................          7           -
Additional paid-in capital..............      6,218      28,945
Retained earnings.......................     13,159      13,159
                                          ---------   -----------
     Total stockholders' equity.........     19,407      42,157
                                          ---------   -----------
          Total capitalization..........  $  32,628     $45,020
                                          =========   ===========
------------
(1) Excludes 711,910 shares of Common Stock issuable upon conversion of outstanding preferred stock or exercise of outstanding stock options and warrants. See "Management -- Compensation Plans."

                                    DILUTION

     The net tangible book value of the Company's Common Stock as of September 30, 1997 was $8,725,717, or $2.89 per share of Common Stock outstanding. Net tangible book value per share of Common Stock represents the amount of the Company's common stockholders' equity, less intangible assets, divided by 3,017,652 shares of Common Stock outstanding immediately prior to the Offering.

     Net tangible book value dilution per share of Common Stock represents the difference between the amount per share paid by purchasers of shares of Common Stock to be sold by the Company in the Offering and the net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale by the Company of 2,272,727 shares of Common Stock in the Offering at an assumed offering price of $11.00 per share and the application of the estimated net proceeds therefrom, the net tangible book value of the Common Stock as of September 30, 1997 would have been $31,475,717, or $5.95 per share of Common Stock. This represents an immediate increase in the net tangible book value of $3.06 per share of Common Stock to existing common stockholders and an immediate dilution in net tangible book value of $5.05 per share of Common Stock to purchasers of Common Stock in the Offering. The following table illustrates the dilution in the net tangible book value per share to new investors:

Assumed initial public offering price
  per share..........................             $   11.00
  Net tangible book value per share
     at September 30, 1997...........  $    2.89
  Increase in net tangible book value
     per share attributable to new
     investors.......................       3.06
                                       ---------
Net tangible book value per share
  after the Offering.................                  5.95
                                                  ---------
Dilution per share to new
  investors..........................             $    5.05
                                                  =========

The following table sets forth, as of the close of the Offering, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid by both existing stockholders and by new investors purchasing shares of Common Stock in the Offering:

                                         SHARES PURCHASED(1)       TOTAL CONSIDERATION
                                        ---------------------    -----------------------     AVERAGE PRIE
                                         NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                        ---------    --------    -----------    --------    --------------
Existing stockholders(1).............   3,017,652       57.0%    $ 5,851,180       19.0%        $ 1.94
New investors........................   2,272,727       43.0%     24,999,997       81.0%        $11.00
                                        ---------    --------    -----------    --------
       Total.........................   5,290,379      100.0%    $30,851,177      100.0%
                                        =========    ========    ===========    ========

------------
(1) Excludes 711,910 shares of Common Stock issuable upon conversion of outstanding preferred stock or exercise of outstanding stock options and warrants at a weighted average exercise price of $5.55 per share, 402,226 of which options and warrants are exercisable.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected statement of income and balance sheet data as of and for each of the years in the three-year period ended September 30, 1997 are derived from the Company's consolidated financial statements included elsewhere herein which have been audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with such financial statements and the notes thereto. The selected statement of income and balance sheet data as of and for the years ended September 30, 1993 and 1994 are derived from the Company's financial statements, audited by the Company's prior independent public accountants and Arthur Andersen LLP, respectively, not included herein. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Factors" included elsewhere in this Prospectus.

                                                             YEAR ENDED SEPTEMBER 30,
                                          ---------------------------------------------------------------
                                             1993         1994         1995         1996         1997
                                          -----------  -----------  -----------  -----------  -----------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
     Sales..............................  $    13,697  $    14,526  $    46,339  $    65,813  $    80,127
     Costs of goods sold................        8,068        8,541       33,116       47,141       55,240
                                          -----------  -----------  -----------  -----------  -----------
     Gross profit.......................        5,629        5,985       13,223       18,672       24,887
     Operating expenses.................        3,391        3,580        9,317       13,467       18,388(1)
     Amortization of intangibles........          326          325          305          282          399
                                          -----------  -----------  -----------  -----------  -----------
     Operating income...................        1,912        2,080        3,601        4,923        6,100(1)
     Interest expense...................          108           96          525          673        1,107
     Income before income taxes.........        1,804        1,984        3,076        4,250        4,993(1)
     Income taxes.......................          681          781        1,194        1,645        1,990
                                          -----------  -----------  -----------  -----------  -----------
     Net income.........................  $     1,123  $     1,203  $     1,882  $     2,605  $     3,003(1)
                                          ===========  ===========  ===========  ===========  ===========
     Net income per common and common
       equivalent share.................  $      0.48  $      0.50  $      0.63  $      0.84  $      0.88(1)
     Average number of shares used to
       compute net income per common and
       common equivalent share..........    2,319,029    2,390,199    2,986,403    3,103,390    3,427,652

                                                                   SEPTEMBER 30,
                                          ---------------------------------------------------------------
                                             1993         1994         1995         1996         1997
                                          -----------  -----------  -----------  -----------  -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
     Working capital....................  $     5,557  $     6,091  $    11,683  $    14,789  $    17,034
     Total assets.......................        7,793        8,013       26,394       30,606       45,703
     Total debt.........................          883          642        7,723        8,310       13,222
     Stockholders' equity...............        5,757        6,348       12,454       15,210       19,407

------------
(1) Includes one-time charge to general and administrative expenses of $1,158 in connection with the retirement, at a discount, of future obligations under certain employment, consulting and noncompetition agreements. Excluding this one-time charge, operating income, net income and net income per common and common equivalent share would have been $7,259, $3,737 and $1.09, respectively. The retirement of these future obligations was agreed to as of September 30, 1997 (and recorded during fiscal year 1997), and will be funded with a portion of the net proceeds of the Offering. See "Use of Proceeds" and note 9 to the consolidated financial statements included elsewhere herein.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto and the Consolidated Financial Data included elsewhere herein. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

GENERAL

     The Company has experienced substantial growth in sales volume, gross profit and operating income since 1994. The Company's sales increased from approximately $14.5 million in fiscal 1994 to approximately $80.1 million in fiscal 1997. Over this same period, gross profit and operating income increased from approximately $6.0 million and $2.1 million to approximately $24.9 million and $6.1 million (including a one-time charge to expenses of approximately $1.2 million in connection with the retirement, at a discount, of future obligations under certain employment, consulting and non-competition agreements), respectively. The Company accomplished this growth by completing nine acquisitions between the beginning of fiscal 1994 and the end of fiscal 1997 and through internal development of the Company's operations during that period, including the operations of the companies which it acquired.

     The Company's gross margins have been significantly affected by changes in the percentage of its sales derived from the various specialty markets it serves as a result of acquisitions and differing rates of internal development. For example, in late 1994, the Company acquired two distributors of specialty builders' products, which more than doubled the Company's sales and added its second major specialty market. These acquisitions resulted in a substantial decrease in gross margins in the 1995 fiscal year compared to the 1994 fiscal year due to lower gross margins derived from sales of specialty builders' products. In contrast, in fiscal 1997, gross margins rose to 31.0% from 28.4% in fiscal 1996, primarily as a result of the Company's acquisition of its telecommunications equipment operations, better product sourcing and concentration on higher-margin business. While the Company prefers acquisition candidates with higher gross margins, its primary focus is on operating margins both in selecting acquisition candidates and in conducting its business generally. Accordingly, the Company expects that its gross margins will continue to fluctuate as a result of acquisitions and other changes in the number and type of specialty markets in which it operates.

     Demand for products in each of the markets currently served by the Company is affected by different factors. The Company's specialty builders' products operations are affected by general economic conditions, the level of new single and multi-family building activity, weather conditions, interest rates and the availability of credit, among other factors. While these factors are beyond the Company's control, management believes that the strength of the economy as a whole, particularly in the Sunbelt region where management has concentrated the internal development efforts of its specialty builders' products operations, should result in continuing growth in sales from these operations over the next 12 months. See "Risk Factors -- Dependence on Construction Markets."
Management believes that a majority of the Company's sales of specialty industrial products are made to the MRO market, including oil refineries, chemical plants, manufacturing plants, power generation facilities, waste water treatment plants and industrial equipment repair operations. Due to the Company's emphasis on the MRO markets, demand for the Company's specialty industrial products has been and is expected to be more stable than if sales were concentrated in the new construction markets. Ultimately, demand for the Company's specialty industrial products is affected by profitability of the end-users of the Company's products and, to some extent, by the state of the energy industry, the level of general economic activity and new requirements of governmental environmental and safety regulations. Demand for the Company's telecommunications equipment, almost all of which are related to the Lucent Technologies 5ESS central office switch, is affected by the needs of the telephone operating companies in maintaining and expanding their central office switching equipment and by Lucent's position and strategy in the central office switch industry.

     The Company's business is somewhat seasonal. The Company's first and second fiscal quarter operating results typically are adversely affected by winter construction cycles and weather patterns as the level of activity in new home construction markets decreases. The Company's first fiscal quarter operating results also are typically adversely affected by the holiday season due to the decreased level of business activity and decreased number of billing days during that quarter. To the extent practicable, management monitors and controls variable operating expenses and inventory levels during seasonally affected periods to partially offset these factors. In addition, management believes that as the Company implements its operating strategy, including new-market acquisitions, the effects of seasonality on the Company's overall operating results should diminish.

     The following table sets forth, for the periods indicated, the percentage of sales represented by certain items in "Selected Consolidated Financial Data."

                                             YEAR ENDED SEPTEMBER 30,
                                          -------------------------------
                                            1995       1996       1997
                                          ---------  ---------  ---------
Sales...................................      100.0%     100.0%     100.0%
Gross profit............................       28.5       28.4       31.1
Operating expenses......................       20.1       20.5       23.0(1)
Amortization of intangibles.............        0.7        0.4        0.5
Operating income........................        7.8        7.5        7.6(1)
Interest expense........................        1.1        1.0        1.4
Income before income taxes..............        6.6        6.5        6.2
Income taxes............................        2.6        2.5        2.5
Net income..............................        4.1        4.0        3.7(1)
------------
(1) Includes one-time charge to general and administrative expenses of $1,158 in connection with the retirement, at a discount, of future obligations under certain employment, consulting and noncompetition agreements. Excluding this one-time charge, operating expenses, operating income, and net income, each as a percentage of sales, would have been 21.5%, 9.1% and 4.7% respectively.

RESULTS OF OPERATIONS

  YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

                                               YEAR ENDED
                                             SEPTEMBER 30,
                                          --------------------
                                            1996       1997       INCREASE
                                          ---------  ---------    --------
                                             (IN THOUSANDS)
SALES
Specialty builders' products............  $  44,994  $  51,258    $  6,264
Specialty industrial products...........     20,819     24,191       3,372
Telecommunications equipment............          0      4,678       4,678
                                          ---------  ---------    --------
                                          $  65,813  $  80,127    $ 14,314
                                          =========  =========    ========

     Total sales increased 21.7% in fiscal 1997 compared to fiscal 1996. Sales generated by the specialty builders' products operations increased by 13.9%, primarily as a result of fill-in acquisitions and the opening of new locations during fiscal 1997. The specialty industrial products operations posted broad-based sales increases of 16.2%, substantially through internal growth. Sales generated by the telecommunications equipment operations, acquired October 1, 1996, accounted for approximately 33% of the Company's total sales increase in fiscal 1997.

     Gross profit increased by $6.2 million to $24.9 million in fiscal 1997 from $18.7 million in fiscal 1996. Of such increase, $2.5 million was attributable to sales generated by the telecommunications equipment operations and the balance resulted from internal development and fill-in acquisitions. As a percentage of sales, gross profit increased to 31.1% in fiscal 1997 from 28.4% in fiscal 1996. Approximately one-half of the percentage increase was attributable to the telecommunications equipment operations. Gross margins of the specialty builders' products operations increased by 2.2% to 25.3% in fiscal 1997 from 23.1% in fiscal 1996, primarily as a result of better product sourcing and a planned shift in market emphasis of post-tension product sales to higher-margin residential builders and commercial construction contractors. Gross margins of the specialty industrial products operations remained relatively constant at 39.0% in fiscal 1997 compared to 39.8% in fiscal 1996.

     Operating expenses increased by $4.9 million to $18.4 million in fiscal 1997 from $13.5 million in fiscal 1996. Of such increase, $1.2 million resulted from a one-time charge relating to the retirement, at a discount, of future obligations under certain employment, consulting and non-competition agreements. Operating expenses of the specialty builders' products operations, exclusive of the $1.2 million one-time charge mentioned above, increased by $2.5 million to $10.5 million in fiscal 1997 and increased, as a percentage of sales, to 20.4% in fiscal 1997 from 17.7% in fiscal 1996. This increase primarily reflects the investment in personnel and overhead required to support future growth of the specialty builders' products operations. Operating expenses of the specialty industrial products operations increased by $481,225 to $5.9 million in 1997 resulting in a decrease, as a percentage of sales, of 1.6% to 24.2% in fiscal 1997 from 25.8% in fiscal 1996. Operating expenses of the telecommunications equipment operations totaled $658,646 or 14.1% of sales.

     Amortization of intangibles increased by $117,671 to $399,363 in fiscal 1997 from $281,692 in fiscal 1996 primarily due to amortization of intangible assets acquired in connection with the acquisition of the Company's telecommunications equipment operations.

                                            YEAR ENDED
                                          SEPTEMBER 30,
                                       --------------------      INCREASE
                                         1996       1997        (DECREASE)
                                       ---------  ---------     ----------
                                          (IN THOUSANDS)
OPERATING INCOME
Specialty builders' products.........  $   2,243  $   1,150(1)   $ (1,093)(1)
Specialty industrial products........      2,821      3,507           686
Telecommunications equipment.........          0      1,671         1,671
Corporate............................       (141)      (228)          (87)
                                       ---------  ---------     ----------
                                       $   4,923  $   6,100      $  1,177
                                       =========  =========     ==========
------------
(1) Includes one-time charge to general and administrative expenses of $1,158 in connection with the retirement, at a discount, of future obligations under certain employment, consulting and noncompetition agreements. Excluding this one-time charge, operating income of the specialty builders' products operations would have been $2,308, an increase of $65.

     Operating income increased by 23.9% in fiscal 1997 compared to fiscal 1996.

     Interest expense increased by $434,399 to $1.1 million in fiscal 1997 from $673,007 in fiscal 1996. The increase resulted primarily from debt incurred in connection with the acquisition of the telecommunications equipment operations and indebtedness incurred to finance working capital expansion and equipment additions of the Company's specialty builders' products operations.

     Income taxes increased by $345,174 to $2.0 million in fiscal 1997 from $1.6 million in fiscal 1996. As a percent of pre-tax income, income taxes increased to 39.9% in fiscal 1997 from 38.7% in fiscal 1996, primarily as a result of higher state income tax rates on operations in California.

  YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

                                            YEAR ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1995       1996        INCREASE
                                       ---------  ---------     ---------
                                          (IN THOUSANDS)
SALES
Specialty builders' products.........  $  27,057  $  44,994      $ 17,937
Specialty industrial products........     19,282     20,819         1,537
                                       ---------  ---------     ---------
                                       $  46,339  $  65,813      $ 19,474
                                       =========  =========     =========

     Total sales increased 42% in fiscal 1996 compared to fiscal 1995. Sales generated by specialty builders' products operations increased by 66.3% in fiscal 1996 over the prior year. This increase was primarily due to internal growth (including the development of operations acquired in fiscal 1995), the inclusion of a full year's sales in fiscal 1996 as compared to approximately ten months'sales in fiscal 1995, and sales from new operations acquired or opened during fiscal 1996. Sales generated by the specialty industrial products operations increased by 8%.

     Gross profit increased by $5.4 million to $18.7 million in fiscal 1996 from $13.2 million in fiscal 1995, primarily as a result of increased sales. As a percentage of sales, gross profit of the specialty builders' products operations increased to 23.1% in fiscal 1996 from 20.0% in fiscal 1995, largely due to better product sourcing and cost controls. Gross margins of the specialty industrial products operations remained relatively stable at 39.8% in fiscal 1996 compared to 40.5% in fiscal 1995.

     Operating expenses increased by $4.2 million to $13.5 million in fiscal 1996 from $9.3 million in fiscal 1995. Operating expenses of the specialty builders' products operations increased by $3.4 million, to 17.7% of sales in fiscal 1996 from 16.6% of sales in fiscal 1995, primarily to support expansion that included new branch openings and the establishment of a specialty hardware master distributor operation. Operating expenses of the specialty industrial products operations increased by $526,473, representing a small increase as a percentage of sales, to 25.8% in fiscal 1996 from 25.2% in fiscal 1995.

     Amortization of intangibles decreased by $23,183 to $281,692 in fiscal 1996 from $304,875 in fiscal 1995.

                                            YEAR ENDED
                                          SEPTEMBER 30,
                                       --------------------      INCREASE
                                         1995       1996        (DECREASE)
                                       ---------  ---------     ----------
                                          (IN THOUSANDS)
OPERATING INCOME
Specialty builders' products.........  $     758  $   2,243       $1,485
Specialty industrial products........      2,806      2,821           15
Corporate............................         37       (141)        (178)
                                       ---------  ---------     ----------
                                       $   3,601  $   4,923       $1,322
                                       =========  =========     ==========

     Operating income increased by 36.7% in fiscal 1996 compared to fiscal 1995.

     Interest expense increased by $147,946 to $673,007 in fiscal 1996 from $525,061 in fiscal 1995. The increase resulted primarily from the inclusion of a full year's interest expense related to operations acquired in fiscal 1995 and additional borrowings to finance working capital needs resulting from increased sales. The increase in interest expense was partially offset by an increase of $73,239 in interest income on funds held by Travis to $116,314 in fiscal 1996 from $43,075 in fiscal 1995.

     Income taxes as a percentage of pre-tax income remained relatively constant at 38.7% during fiscal 1996 compared to 38.8% in fiscal 1995.

EFFECTS OF INFLATION

     The Company does not believe that inflation has had a material impact on results of operations for the periods presented. Substantial increases in costs, however, could have an impact on the Company. The Company believes that, to the extent inflation affects its costs in the future, it can generally offset inflation by increasing prices if competitive conditions permit.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary needs for capital resources are to finance acquisitions, inventories, accounts receivable and, to a lesser extent, capital expenditures. Borrowings for working capital typically increase during periods of sales expansion when higher levels of inventory and receivables are needed and decrease as inventories and receivables are converted to cash and are used to pay down debt. Subsidiaries of the Company had $12.0 million of long-term debt, less current maturities, outstanding at September 30, 1997, consisting of the borrowings described below. See Note 2 to the Consolidated Financial Statements of the Company for a discussion of borrowings as of September 30, 1997. Consistent with the Company's diversified and decentralized operating strategy, all subsidiary debt obligations are separate with no cross-collateralization, with the exception of the Company's guarantee of certain New West and MERSCO obligations. See "Use of Proceeds."

     CREDIT AGREEMENTS: Subsidiaries of the Company are parties to individual credit agreements with the same bank. As of September 30, 1997, such credit facilities: (i) permitted revolving borrowings up to an aggregate of $12.8 million, of which an aggregate of $12.3 million was available based on the subsidiaries' borrowing base formulas and $8.1 million was outstanding; (ii) included term loans with an aggregate of $2.2 million outstanding that are repayable in quarterly installments aggregating $154,495, plus an annual cash flow recapture provision of the New West loan which, based on fiscal 1997 operations, amounted to $148,566; and (iii) included a facility of up to $250,000 to partially finance the purchase of equipment and vehicles with an outstanding balance of $146,218. Borrowings under these credit facilities are secured by the equipment, inventory and accounts receivable of the respective subsidiaries. Borrowings outstanding under these agreements will be retired from the proceeds of the Offering.

     SUBORDINATED DEBT: As of September 30, 1997, subsidiaries of the Company had an aggregate of $2.1 million of subordinated debt outstanding, consisting of $879,822 of unsecured debt payable in quarterly installments to sellers of businesses acquired by the Company and $1.3 million payable in equal monthly installments to an institutional lender, secured by a second lien on substantially all the assets of New West. The holder of New West's subordinated debt holds warrants to purchase up to 91,800 shares of the Company's Common Stock at $7.35 per share, which may be exercised through an offset of part or all of the outstanding balance of the debt.

     OTHER DEBT: As of September 30, 1997, subsidiaries of the Company also had $733,183 of indebtedness outstanding to capital lessors in connection with capital lease obligations, former owners of acquired operations and to financial institutions for various equipment purchases. These obligations generally are collateralized by certain assets of the subsidiaries.

     Under the terms of the respective credit agreements, the Company's subsidiaries are subject to various restrictive covenants regarding, among other things, maintenance of working capital, net worth and other financial ratios, incurrence of additional indebtedness, payment of management fees to the Company and consummation of mergers and acquisitions. The respective financial ratios may, under certain circumstances, have the effect of restricting or prohibiting the declaration and payment of dividends by a subsidiary or the Company.

     Net cash generated from (used in) operating activities was ($152,408), $2.5 million and ($571,715) for fiscal years 1995, 1996 and 1997, respectively. Cash required to finance increased accounts receivable and inventories, net of accounts payable increases, aggregated $2.2 million, $1.9 million and $6.2 million for fiscal years 1995, 1996 and 1997, respectively. Changes in other non-cash working capital accounts, other than deferred tax assets and the current portion of long-term debt, provided (used) cash of ($317,507) in fiscal 1995, $1.3 million in fiscal 1996 and $2.1 million in 1997. Capital expenditures were $660,679,

$788,472 and $1.6 million for fiscal years 1995, 1996 and 1997, respectively. Four acquisitions were made in fiscal 1995 requiring cash of $8.2 million, two acquisitions were made in fiscal 1996 requiring cash of less than $200,000 and three acquisitions were made in fiscal 1997 requiring cash of $4.1 million.

     The Company's acquisition strategy will require significant capital resources and, as a result, the Company may need to incur additional indebtedness. To pursue this strategy, the Company also may need to issue, in public and private transactions, equity or debt securities, the terms of which will depend on market and other conditions. The Company requires capital not only for acquisitions, but also for the effective integration, operation and expansion of existing businesses. The Company believes that the net proceeds of the Offering, together with cash generated from operations and funds that may be available under future credit facilities, will be adequate to support the foreseeable capital requirements of the Company and its subsidiaries through 1998. There can be no assurance, however, that future credit facilities will be available to the Company on acceptable terms or at all, and a large acquisition or a number of smaller acquisitions may require funds in excess of available capital.

                                    BUSINESS
GENERAL

     The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical assistance. During fiscal 1997, the Company sold its products to over 8,700 customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors, (ii) distributors of industrial products and (iii) operators of central office telephone systems.

     The Company's objective is to become a leading diversified wholesale distributor of specialty products and related value-added services in the United States. In pursuing this objective, the Company endeavors to achieve significant product, customer, vendor and geographic diversity by establishing operations in a limited number of distinct niche markets and to increase the sales and net income of those operations through further market penetration and the addition of locations and products sold within such markets. The Company focuses on markets where the demand for specialized products or value-added services offers opportunities to obtain higher margins than those typically attainable in markets for more standard, high-volume merchandise and where opportunities exist for consolidation. The Company implements its strategy through new market acquisitions that add new product groups, vendors and customers to the Company's base, through fill-in acquisitions that establish new locations or complementary product lines for its existing operations and through internal development efforts to increase penetration of the markets in which it operates. The Company maintains a decentralized management structure that provides the managers of its operating subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company leverages the expertise of its executive and operating managers to achieve commonalities among its operating subsidiaries that result in management efficiencies and cost savings.

INDUSTRY OVERVIEW

     The Company operates in the distribution industry. Wholesale distribution is one of the largest and most fragmented industries in the United States. According to the U.S. Department of Commerce, aggregate sales of distributors based in the United States in 1996 exceeded $2.5 trillion. The Company believes that distributors generally add value to the supply chain for products by reducing the cost of doing business for both their suppliers and customers. Distributors may reduce the cost of their suppliers' operations by placing large orders at regular intervals, which allows suppliers to plan production more efficiently, by maintaining and financing inventories, and by providing transportation, logistics, sales and marketing and customer support services which these suppliers would otherwise be required to provide. Similarly, customers receive inventory, logistics and technical support services from distributors. These services may reduce operating costs of those customers as a result of their ability to maintain lower levels of inventory, purchase from a reduced number of suppliers and receive technical assistance and product support.

     The distribution industry has experienced significant changes in recent years. Capitalizing on the industry's fragmentation, some larger distributors grew considerably during the past decade through acquisitions to achieve economies of scale and other advantages gained from higher sales volumes, wider geographic range, added purchasing power and more sophisticated computer systems. This consolidation trend has been accelerated by certain distribution customers that have sought to reduce the total cost of their purchasing activities by placing larger orders with fewer distributors or integrated suppliers, by outsourcing their purchasing function to inventory management firms or by investing in technology designed to maximize opportunities for savings. At the same time, certain industries have developed effective alternatives to wholesale distribution for the distribution of products, such as catalogs, mass merchants and other retailers, and placing orders directly with manufacturers through electronic commerce, including the Internet. The Company believes these trends have been strongest in larger markets and markets for high volume, low margin, commodity-type products, and have resulted in consolidation and integrated supply alliances among distributors as they position themselves to better serve their larger customers.

     The Company differs from many other distributors in that it operates exclusively in specialty markets. The specialty markets sought by the Company are defined by a number of characteristics that distinguish them from larger markets and markets for commodity-type products. Although not all specialty markets exhibit all of these characteristics, generally they include: (i) a small to medium total market size, (ii) above-average margins and returns on assets due to the nature of the products or unique value-added services offered,
(iii) a limited number of competitors and the absence of a dominant, national competitor, and (iv) a high degree of fragmentation at the distributor, supplier and customer levels. The Company believes specialty markets are less capable of being served by alternatives to wholesale distribution and offer greater opportunities than commodity-type markets to gain substantial market shares in the niches the Company serves.

STRATEGY

     The Company's objective is to become a leading diversified wholesale distributor of specialty products and provider of related value-added services in the United States. To achieve this objective, the Company's strategy includes the following:

     FOCUS ON DIVERSIFIED, SPECIALTY MARKETS. The Company focuses on operating in specialty markets where it believes it can capitalize on its competitive advantages relative to the smaller, local or regional distributors who have traditionally served such markets. The Company believes that specialty markets permit broader product, customer, vendor and geographic diversification because initial entry into a number of such markets and subsequent geographic expansion within those markets requires substantially less capital than is required to penetrate larger markets. The markets targeted by the Company also involve products requiring technical support or other value-added services which the Company believes makes them less suitable for catalog, retail, electronic commerce or other alternatives to traditional wholesale distribution. The Company currently operates in three different markets and expects to enter other distinct specialty markets over the next several years. By operating in a number of different specialty markets, the Company believes it can more effectively manage economic fluctuations than other distributors that may have a broad geographic range and a large number of customers, but lack the Company's product, customer and vendor diversity.

     EMPHASIS ON VALUE-ADDED SERVICES. The Company seeks to provide superior service to its customers by maintaining a broad inventory and providing value-added services such as just-in-time delivery, technical assistance and fabrication to customer specifications. The Company believes that the depth and breadth of its inventory, combined with its just-in-time delivery services, enable it to maintain its pricing structure, especially under circumstances where product unavailability might result in shut-downs, delays or interruptions in its customers' operations. The Company also offers a variety of other value-added services in connection with its distribution activities, including packaging, delivery, installation and warranty repair services for household fixture products; design, engineering and in-field assistance for post-tension cable systems; and fabrication of gaskets and other industrial rubber products, industrial glass, plastics and mirrored by-pass doors. By providing such services, the Company is typically able to generate above-average margins without significant capital costs and to attract a more loyal and diverse group of customers than would otherwise be possible.

     EXPANSION THROUGH INTERNAL DEVELOPMENT. While the Company continually searches for opportunities to expand existing operations through fill-in acquisitions (see "-- Acquisitions"), it balances its acquisition efforts with internal development efforts. The Company's internal development goals are to increase penetration of its existing geographic markets by adding new products for sale to existing customers and to intensify efforts to sell to new customers in those markets. The Company also pursues internal development by expanding into new geographic markets through the addition of new production locations, warehouses or sales offices in territories contiguous to existing operations. For example, the Company recently established a sales office for its commercial post-tension cable products and services in Orlando, Florida and a showroom for its household fixture products and services in Austin, Texas. The Company believes that its operating subsidiaries may expand internally at a faster pace than most of their respective competitors because the Company can provide its subsidiaries with the capital resources and corporate-level services that such competitors often lack.

     DECENTRALIZED, COMMON OPERATING APPROACH. The Company maintains a decentralized operating structure that provides the managers of its subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company's executive management team performs all corporate-level executive functions of the Company, including identifying acquisition targets, negotiating the terms of acquisitions and related credit facilities and providing centralized administrative services, such as finance and insurance purchasing. This structure allows the Company to spread the costs associated with administrative services and other corporate-level functions while allowing its operating managers the flexibility to maintain their focus on their respective businesses, personally develop relationships with key customers and pursue opportunities in their markets. In addition, the Company benefits from the efficiencies that can be achieved through a common but flexible approach to several important operational elements of wholesale distribution. The Company has implemented and refined common sales techniques that include a combination of inside and outside sales forces, telemarketing, direct mail programs and electronic catalogs. Each of the Company's subsidiaries also has a computer operating system which provides inventory and warehousing management, financial management reports, accounts payable and receivable functions and computer-based ordering and purchasing capabilities tailored for the individual requirements of the subsidiary. The Company believes that its decentralized, common operating approach can be successfully applied to most of the companies it may seek to acquire, even though they may be at various stages of operational development.

ACQUISITIONS

     The Company has relied on both new market and fill-in acquisitions in connection with its efforts to become a leading diversified wholesale distributor of specialty products and related value-added services. The Company believes that acquisitions are often the most cost-effective means to enter new specialty markets or to expand geographically within existing markets. To date, the Company has established operations in three different specialty markets, and intends to add operations in other new markets over the next several years. In analyzing possible new market acquisitions, the Company considers candidates that, like its previous new market acquisitions, exhibit some or all of the following characteristics: (i) dominant local or regional competitor in a specialty market, (ii) fragmented market with attractive opportunities for consolidation, (iii) identifiable value-added services, (iv) high margins, (v) above average return on assets and (vi) healthy earnings as a percentage of sales. In addition, the Company generally requires that new market acquisition candidates have experienced and dedicated managers willing to leverage the business planning, operational experience, acquisition expertise, access to capital and other advantages offered by the Company to obtain a substantial share of the national market for their products and services.

     After establishing operations in a new market, the Company seeks to supplement its internal expansion within the market through fill-in acquisitions. The Company believes that fill-in acquisitions can increase the Company's sales without a proportionate increase in administrative costs. Since 1994, the Company has completed eight fill-in acquisitions and continually searches for opportunities to add complementary product lines and extend its reach into new territories utilizing fill-in acquisitions. In pursuing these acquisitions, the Company typically considers smaller competitors that operate in geographic areas contiguous to those in which the Company operates or that distribute products within its existing territories that are related to the Company's existing product lines and may be marketed effectively to its existing customers.

     The Company's general practice in connection with acquiring a new business is to retain the services of its chief operating managers in order to capitalize on their valuable understanding of the local or regional market and their relationships with important customers. The Company's executive officers and new operating managers jointly formulate business plans on an annual basis to target areas for operational improvement. These plans identify opportunities for growth and for implementing the Company's commonalities with respect to corporate-level functions, marketing and MIS. In addition, in order to align the interests of the Company's operating managers with those of the Company's stockholders, a significant portion of the managers' compensation is based on the performance of their respective businesses. Management believes that this partnership approach, together with its access to capital and decentralized management structure, will continue to attract qualified acquisition candidates to the Company.

     The following table summarizes the new market and fill-in acquisitions completed by the Company since 1994:

             ACQUISITION                DATE       TYPE           LOCATION              PRODUCTS
-------------------------------------  ------  ------------  ------------------  -----------------------
MERSCO                                 10/94   Fill-in       Johnson City,       Specialty industrial
                                                             Tennessee           products
De-Ro(1)                               12/94   New Market    Houston, Texas      Household fixtures
Suncoast(1)                            12/94   New Market    Houston, Texas      Post-tension cable
                                                                                 systems
Cable Systems, Inc.(2)                 02/95   Fill-in       Austin, Texas       Post-tension cable
                                                                                 systems
Ameraflex Plastics(3)                  03/95   Fill-in       Houston, Texas      Fabricated plastic
                                                                                 products
The Rebar Shop(2)                      02/96   Fill-in       Austin, Texas       Reinforcing steel bar
                                                                                 and accessories
Pine Top Mine Supply(4)                06/96   Fill-in       Pine Top, Kentucky  Specialty industrial
                                                                                 products
New West                               10/96   New Market    San Luis Obispo,    Refurbished
                                                             California          telecommunications
                                                                                 equipment
MD Steel(2)                            05/97   Fill-in       Ontario,            Post-tension cable
                                                             California          systems
Fabrication Plus(4)                    06/97   Fill-in       Hazard, Kentucky    Specialty industrial
                                                                                 products
Valley Seals(4)                        10/97   Fill-in       Johnson City,       Specialty industrial
                                                             Tennesseee          products

------------
(1) Although the Company acquired De-Ro and Suncoast in separate transactions, the Company treats such acquisitions as one new market acquisition because De-Ro and Suncoast both serve the specialty builders' products market.

(2) Purchased by DRS.

(3) Purchased by APG.

(4) Purchased by MERSCO.

     The Company believes that there are many attractive acquisition candidates in the wholesale distribution industry because of the highly fragmented nature of specialty markets, industry participants' need for capital and their owners' desire for liquidity. The Company believes that the proceeds of the Offering, together with the availability of publicly traded stock following the Offering, will enable it to pursue its acquisition program; however, there can be no assurance that suitable candidates can be found or that the Company will have the necessary resources to complete desirable acquisitions. See "Risk
Factors -- No Assurance of Future Growth Through Acquisitions."

PRODUCTS AND SERVICES

     The Company's products and services fall into three general categories: (i) specialty builders' products and services, (ii) specialty industrial products and services and (iii) telecommunications equipment. The following table sets forth the approximate percentage of the Company's sales attributable to these categories during each of its fiscal years since 1994.

                                          PERCENTAGE OF SALES
                                        ------------------------
                                        YEAR ENDED SEPTEMBER 30,
                                        ------------------------
        PRODUCTS AND SERVICES           1995      1996      1997
-------------------------------------   ----      ----      ----
Specialty builders' products.........    58%       68%       64%
Specialty industrial products........    42%       32%       30%
Telecommunications equipment.........     -         -         6%
                                        ---       ---       ---
                                        100%      100%      100%

     SPECIALTY BUILDERS' PRODUCTS AND SERVICES. The specialty builders' products distributed by the Company are primarily comprised of (i) post-tension cable products and (ii) household fixture products.

     POST-TENSION CABLE PRODUCTS AND SERVICES. The Company distributes post-tension cable to single-family residential contractors in the areas around its distribution facilities in Houston, San Antonio and Austin, Texas, Ontario, California and Phoenix, Arizona, as well as to commercial construction contractors throughout the continental United States and in several foreign countries. The Company generally does not compete for infrastructure construction projects (roads, bridges and tunnels). The Company is the dominant post-tension cable company serving the single-family residential construction market in Houston. In addition, based on the volume of its steel cable purchases, the Company believes it is one of the largest distributors of post-tension cable to the residential and commercial construction markets (other than infrastructure projects) in the United States. The Houston location is the main production and engineering facility, housing two unbonded post-tension cable extruders, two cable cutting lines and an engineering staff of 14. Each of the Company's other operating locations, except the Phoenix location, has one cutting line.

     The products distributed by the Company's post-tension cable operations are comprised primarily of unbonded post-tension cable tendons, reinforced steel bar (rebar) and related anchors, and other accessories. Unbonded post-tension cable is used by the Company's customers in connection with the post-tension compression of pre-stressed concrete, particularly in connection with slab-on-grade foundations and commercial concrete structures. The basic function of pre-stressing concrete is to eliminate or greatly reduce the tensile stresses to which crucial areas of concrete structures are subjected. This objective is accomplished by stretching high-strength steel cable to induce compressive stresses in concrete. Compressive stresses are induced in pre-stressed concrete by either pre-tensioning or post-tensioning the steel cable. In post-tensioning, the concrete is cast around, but not in contact with, unstretched steel cable. The steel cable is stretched after the concrete has hardened by anchoring one end against the concrete and using hydraulic jacks to pull the other. After stretching, the second end also is anchored. The concrete in between the anchors is consequently highly compressed. The strengthening effect of compression in concrete acts like the horizontal squeeze that is applied to a row of books. From each end, compressive stresses are applied throughout the entire row; although the center volumes are unsupported, the books can be lifted and carried horizontally.

     Applying the post-tension cable system to slab-on-grade foundations provides a floating slab less likely to crack in areas where soils are composed primarily of clay or other sediments and are prone to shifting. In residential slabs, the post-tension system allows use of less concrete than conventional rebar foundations, typically resulting in savings to the builder of 10% to 15%. The Company estimates that approximately 90% of the new residential construction recently completed or commenced in the Houston area involved post-tension slab-on-grade foundations. Use in other markets varies, but the Company believes that the market for post-tension slab-on-grade foundations is growing at the rate of 15% to 20% per year in some markets where a significant amount of new housing development is in areas with unstable soils or the benefits of post-tension cable systems otherwise have been recognized. In commercial applications, pre-stressing of concrete can reduce limitations on the spans and loads for many concrete structures, resulting in more economical designs. The Company's commercial projects include parking garages, casinos, hotels, condominium developments, apartment buildings, office towers and other concrete buildings where the architectural plans call for large, open, covered spaces where post-tension cable engineering is best applied.

     The Company is invited by commercial construction contractors to bid on projects as a subcontractor and receives orders from residential and wholesale customers by telephone and facsimile. Once an order is received, the Company cuts the required lengths of cable at one of its locations and ships the order for delivery to the job site. The Company uses its own fleet of trucks to deliver its post-tension cable products to sites nearby its locations and uses trucking services, freight trains or ships for post-tension cable deliveries to other sites. The Company offers design, engineering and in-field assistance in connection with most of its orders, and the Company believes that these value-added services attract a significant number of its post-tension cable product customers.

     Since acquiring the post-tension cable product group in December 1994, the Company has concentrated on decreasing reliance on distribution to the Texas single-family market by expanding the geographic reach of its single-family residential component throughout the southwestern United States and intensifying its marketing to commercial construction contractors operating nationwide and overseas. The Company has completed three fill-in acquisitions that established its post-tension cable and rebar businesses in Austin, Texas and Ontario, California, and opened its Phoenix location in August 1996. The Company has seen growing demand for residential post-tension cable systems in each of these metropolitan areas. In addition, the Company was the successful bidder recently for four projects in Peru and one in Uruguay, and expects to continue to explore opportunities in the rest of South America through a joint marketing arrangement with one of its suppliers. In April 1997, the Company opened a sales office in Orlando, Florida to begin marketing its commercial products and services in central and southern Florida.

     HOUSEHOLD FIXTURE PRODUCTS AND SERVICES. The Company currently offers a wide range of household fixture products including locksets, door and cabinet hardware, functional hardware, decorative bath accessories, storage and closet systems, high-end plumbing fixtures, front doors and mirrored by-pass doors. The Company's primary household fixture product is door hardware (including handles and locksets). The Company offers a wide variety of brand-name locksets, including KwiksetT, HarlocT, SchlageT, BaldwinT and WeiserT, as well as well-known brands of other household fixtures.

     From three warehouse locations in Houston, Dallas and San Antonio, Texas, the Company distributes household fixture products primarily to production and custom builders serving the new single-family residential markets in Texas and the new multi-family market (including apartments, assisted living centers, retirement homes and motels) throughout the United States. The markets served by the Company are distinct from the repair and remodel market for household fixtures, where the customer base is generally composed of professional contractors and homeowners. The Company also acts as a wholesale distributor of some of its household fixture products to hardware stores, lumber yards and other retail outlets, primarily in Texas.

     The Company maintains a broad selection of household fixture inventory so that it may provide a correctly assembled package of products, properly keyed, just-in-time for installation at the customer's jobsite. The Company operates a fleet of trucks and vans in order to provide superior delivery service in and around its warehouses or ships the package by one- or two-day courier services to more remote locations. In addition to ordering by telephone or facsimile, household fixture customers may visit the Company's showrooms in Houston, Dallas, San Antonio and Austin. These facilities attract designers and builders who prefer the personalized service provided by the Company's showroom salespeople or whose home-buyers want to personally select the household fixture products that will be installed in their homes. The Company also provides installation and warranty repair services for certain products and offers assistance to builders and home-buyers in selecting appropriate products by reviewing architectural plans.

     Since acquiring the household fixture products product group in December 1994, the Company has focused on improving and internally expanding its distribution capabilities in this area. The Company recently opened a custom showroom in Austin, Texas and expanded its household fixture product offerings by adding an array of front doors and high-end plumbing fixtures such as bathtubs and sinks. In early 1996, the Company established the Express LockT division, which distributes locksets to other distributors in Texas, Oklahoma and New Mexico. The Company plans to add other products to Express LockT's wholesale distributor line over the next few years as opportunities arise.

     SPECIALTY INDUSTRIAL PRODUCTS AND SERVICES. The Company distributes a large variety of specialty industrial products, primarily industrial sealing and hose products and related items, such as gaskets, compression packing, o-rings, gasketing material, rubber hose and its APGT brand-name cam and groove hose couplings. These industrial sealing and hose products, which are used principally by process industries that use fluids in formulating their products, accounted for approximately 88% of the Company's sales of specialty industrial products in fiscal 1997. The Company also sells industrial glass manufactured by CorningT, SchottTand others. These products are used in various industrial processes requiring observation points. In fiscal 1997, sales of all types of industrial glass accounted for approximately 5% of the Company's specialty industrial products sales. In addition, the Company distributes plastic lenses for sandblasting helmets, plastic safety visors, plastic display arrangements and other fabricated plastic products. Approximately 7% of the Company's specialty industrial product sales in fiscal 1997 were attributable to sales of these products.

     The Company distributes specialty industrial products primarily from warehouse/office locations in Houston, Texas, where it acts as a master distributor of most products and serves customers nationwide, and in Johnson City, Tennessee, where it generally sells products directly to OEMs and the MRO market in eastern Tennessee, eastern Kentucky, southwestern Virginia and western North Carolina. Customers purchasing the Company's specialty industrial products may do so from catalogs by telephone or facsimile, through the Company's computerized order system or in person. The Company promptly fabricates or otherwise prepares the products to the customers'specifications and generally ships them to their destination through one- or two-day courier service. The Company's value-added services include custom gasket cutting (utilizing a die library of over 10,000 dies); gasket material cutting, stripping and fabrication; hose fabrication; o-ring vulcanization; glass cutting, grinding and drilling; and plastics fabrication.

     In early 1997, the Company added a new plastics press to its Houston location, significantly increasing production capacity. During fiscal 1996, the Company completed a fill-in acquisition which added its Pine Top, Kentucky facility serving primarily the mining industry in eastern Kentucky. This facility moved to Hazard, Kentucky in the summer of 1997 and was supplemented with a complementary product line purchased from a local company. The Company also recently completed the purchase of another complementary line of products for its Johnson City, Tennessee location. The Company's sales of industrial products to customers in Canada and Mexico has been growing slowly over the past few years, and the Company is increasing its marketing efforts in those countries.

     TELECOMMUNICATIONS EQUIPMENT. The Company distributes telecommunications equipment from one warehouse location in San Luis Obispo, California. This equipment consists primarily of surplus and refurbished plug-in circuit boards
(PICs) for the Lucent Technologies 5ESS telecommunications central office switch. Central office switches perform routing and switching tasks for operators of large telephone systems, such as the regional Bell telephone companies, cellular telephone companies, government agencies, universities and large corporations. Each PIC is designed to control a different function performed by the switch, such as line boards that control routing to a number of different telephone lines and memory boards that control voice mail systems. The switch's modular design extends its useful life because owners may expand its capabilities easily by adding or replacing PICs and other components, which are upgraded continuously by Lucent.

     The Company obtains surplus and refurbished telecommunications equipment directly from Lucent and other sources, and is able to offer the equipment to its customers at significant cost savings over new components. The products obtained from Lucent have been tested by Lucent and are accompanied by a manufacturer's warranty. Almost all of the Company's sales of telecommunications equipment are attributable to PICs for the Lucent 5ESS switch.

     The Company maintains a broad inventory of its telecommunications equipment products at its warehouse and continually monitors available resources to determine quantities and prices of other equipment in the market. The Company's customers may order telecommunications equipment by telephone or facsimile. The Company then fills the order from its inventory stock or by purchasing from other sources and has the equipment delivered to the customer by one- or two-day delivery service. The Company does not perform any refurbishing or warranty repair services in connection with the distribution of telecommunications equipment.

     The Company plans to increase the number of salespeople marketing its telecommunications equipment in order to reach a broader range of potential customers, including large corporations, cellular phone companies, cable companies and government agencies. The Company also is evaluating the merits of expanding its telecommunications equipment product range to include other replacement parts for the Lucent 5ESS switch and surplus and refurbished components for the Nortel central office switch (one of the principal alternatives to the Lucent 5ESS switch).

COMPETITION

     The markets in which the Company competes are highly fragmented, consisting of many regional and local suppliers of the types of products distributed by the Company. The Company is not aware, however, of any other company that competes in all of its markets, and believes that the diversity of its operations shelters it from many of the effects of industry-specific cycles and general business cycles that impact its competitors.

     The Company believes that the principal competitive factors in the specialty wholesale distribution markets in which it competes are product quality and selection, reliable immediate or next-day delivery, technical value-added services, product pricing and customer relationships. The Company's strategy includes elements that, in its view, position the Company to compete effectively on these bases. See "-- Strategy." Although there are a large number of distributors of the products offered by the Company, based on industry reports and its own experience, the Company believes that many of them carry fewer products, operate in a more local area (often from a single location) and have significantly lower sales than the Company. Nevertheless, the Company encounters competition in each of its markets from larger companies with greater resources and smaller companies with lower overhead.

CUSTOMERS

     During fiscal 1997, the Company sold its products to over 8,700 customers located throughout the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors, (ii) intermediate distributors of industrial products and (iii) operators of central office telephone systems. In fiscal 1997, the Company's top ten customers accounted for approximately 17% of the Company's overall sales, and no customer accounted for more than 3.1% of the Company's overall sales.

     The majority of the Company's sales of specialty builders' products during fiscal 1997 were attributable to sales to single-family residential builders in Texas; however, the Company anticipates more sales outside of Texas as marketing efforts are focused on commercial construction contractors, international customers and the customers accessible from recently added and planned locations. None of the Company's specialty builders' products customers was responsible for more than 4.2% of the Company's sales of specialty builders' products during fiscal 1997, nor more than 2.7% of the Company's overall sales for such period. In fiscal 1997, the Company distributed its specialty industrial products to more than 7,500 geographically diverse customers, none of which accounted for more than 2.8% of sales of such products, nor more than 0.9% of the Company's overall sales. The Company's telecommunications equipment is distributed to approximately 15 different customers, primarily the regional Bell telephone companies, none of which accounted for more than 3.1% of the Company's overall sales.

VENDORS

     The Company endeavors to maintain broad inventories of all of its important products so that it may promptly fill and deliver customer orders. In fiscal 1997, the Company placed aggregate orders exceeding $49.5 million with 600 different vendors. In general, the Company enters into non-exclusive, short-term arrangements with vendors, typically extending up to a year, which set prices and provide for shipping terms. In fiscal 1997, approximately 73% of the Company's product costs were attributable to purchases from vendors in the United States, with the balance attributable to purchases of foreign products, including products manufactured in Venezuela, South Africa, Mexico, Taiwan, China, Slovakia and Italy. While foreign sources may enable the Company to source certain products at lower prices than those generally prevailing in the U.S. market, the longer lead times for production and shipment by foreign suppliers usually require the Company to carry a higher volume of inventory than it otherwise might. In addition, while the Company avoids currency exchange risks by purchasing in dollars, it is subject to political and other risks associated with foreign purchasing.

     In general, the Company believes that it has good relationships with its vendors and, to date, has not experienced significant difficulty in obtaining products in sufficient quantities. However, the Company purchases substantially all of its telecommunications equipment from Lucent Technologies. Although the Company has no reason to believe that its relationship with Lucent will change materially in the near future, the Company has no control over Lucent's prices or sales by Lucent to the Company's competitors. Similarly, the Company acquires all of its APGT brand-name cam and groove couplings and related products from a manufacturer in Taiwan. Sales of these products generated approximately 4.3% of the Company's sales in fiscal 1997. While the Company believes that alternative sources for its APGT brand-name cam and groove couplings exist, there can be no assurance that it could purchase couplings with the same quality and special features as those currently available. In addition, the Company believes it is one of the largest purchasers of raw steel cable for use in post-tension cable systems (other than infrastructure projects) in the United States. The Company has not experienced interruptions in the supply of such steel cable in the past; however, there are a limited number of companies that can supply the Company with steel cable in the volumes it requires. Any interruption in the supply of any of these and certain other products could negatively affect the Company's operating results.

SALES AND MARKETING

     The Company markets its products primarily through an experienced sales force consisting on September 30, 1997 of approximately 35 field-based salespersons and 36 inside salespersons, some of whom receive commissions or bonuses based on sales or profits. The field-based sales force calls regularly on construction, secondary distributor, industrial and corporate customers with the objective of building strong sales relationships and ensuring that customers' technical and product needs are satisfied. Inside salespersons handle telephone inquiries, including responding to technical questions, and perform other tasks such as order entry, expediting, invoicing and promotion of tools and accessories related to products that have been ordered by customers. The Company's salespersons receive regular training to develop their knowledge of the Company's products and technical capabilities and to refine their customer skills.

     The Company supplements the efforts of its sales force through joint marketing initiatives with suppliers, participation in industry trade shows and conferences, direct mail programs, telemarketing and advertising in industry publications. In addition, the Company promotes sales to existing customers through paper and electronic catalogs, as well as through specific product literature and newsletters. The Company updates all of its marketing materials as necessary to keep customers informed of new and discontinued products. In addition, the Company has recently created Internet home pages for two of its four subsidiaries and is in the process of creating home pages for the others.

COMPUTER SYSTEMS

     Each of the Company's operating subsidiaries other than New West utilizes a computer software system developed for distribution companies. The Company selected the system to improve the efficiency of its sales order entry, purchasing, inventory management, expediting, quotation, credit granting and management information reporting functions. In addition, a pricing module provides contract pricing, pricing by specific customer and customer groups and volume discount pricing. A built-in report feature, augmented by a report writer module, provides flexible management reporting capabilities, including a daily summary of sales, purchasing, inventory, accounts receivable and cash activity. The system supports EDI and barcoding, and allows selected customers access via modem to check stock and pricing and to place orders. New West does not maintain a computer system because the small number of orders it possesses do not warrant the expense.

     The Company also has installed a personal computer network interfaced to the primary distribution software system at APG. The network provides multiple order entry sessions, faxing of scanned documents such as catalog information, price lists and material specifications, access to personal productivity software, freight rate shopping, order tracking via the freight manifest system, and access to the Internet for e-mail and package tracking. The Company is evaluating the benefits of installing similar networks at its other subsidiaries' locations.

     Management believes that Year 2000 issues, if any, will not materially affect the Company's operations.

EMPLOYEES

     As of September 30, 1997, the Company employed 380 individuals, 15 of whom were executive or operations managers, 91 of whom were clerical, administrative and technical personnel, 71 of whom were sales personnel and 203 of whom were warehouse, production and service personnel. Following the Offering, the Company plans to expand its headquarters staff to manage the increased financial reporting responsibilities of a publicly traded company and the increasing administrative responsibilities associated with the Company's growth. The Company's employees are not unionized. The Company considers its relations with its employees to be good.

FACILITIES

     Other than its executive and sales offices, the Company's facilities generally consist of warehouse and office space and fabrication or production areas. Except for a small parcel of land with a building adjacent to APG's existing facilities, which is not currently used by the Company, all of such facilities are leased for terms ranging from one to five years and expiring between January 1998 and July 2002. The Company's leases are noncancelable prior to the expiration of their terms, and certain of the leases contain renewal or purchase options. The Company believes its facilities are adequate for its current and reasonably foreseeable needs and that suitable additional or alternative space is or will be available as needed to replace existing facilities or to accommodate future growth.

LEGAL PROCEEDINGS AND INSURANCE

     From time to time the Company is involved in various legal proceedings incidental to the ordinary conduct of its business. Management believes that the legal proceedings in which the Company is currently involved will not have a material effect on the Company's financial condition or results of operations. The Company maintains comprehensive general liability insurance in scope and amounts which it believes are customary for its industry. Although the Company believes that most lawsuits against the Company will be covered by its insurance, there can be no assurance that the coverage limits of such insurance will be adequate to protect the Company against all claims. In addition, there can be no assurance that the Company will be able to maintain comprehensive liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY MANAGERS

     The following table sets forth certain information regarding the executive officers, members of the Board of Directors and certain key managers of the Company.

        NAME                      AGE          POSITION
-------------------------------   --- ----------------------------------------
Barbara Mills Henagan(1)(2)....   38  Chairman of the Board
                                      President, Chief Executive Officer and
Kirby Attwell..................   62  Director
                                      Vice President-Finance, Treasurer and
Tim W. Fogelsong...............   54  Secretary
David K. Barth(1)..............   54  Director
Nolan Lehmann(1)(2)............   53  Director
Irvin A. Levy(2)...............   63  Director
Craig R. Cowan.................   34  President, New West
William G. Flesner.............   57  President, APG
Curtis W. Sprague..............   45  President, MERSCO
Larry E. Stadler...............   42  President, Suncoast

------------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

     The Board of Directors consists of five members who hold office for one year terms or until their successors are elected. Executive officers hold office for one year terms or until their successors are elected.

     Ms. Henagan has been Chairman of the Board of Directors of the Company since 1992. Ms. Henagan has been a senior managing director of Bradford Ventures, Ltd., a private investment firm, since 1992, and a general partner of Bradford Associates, a private venture firm that is the general partner of Bradford Venture Partners, L.P., since 1986. Ms. Henagan also is a director of Central Sprinkler Corporation.

     Mr. Attwell co-founded the Company in 1986 and has been a director and its President and Chief Executive Officer since that time. In June 1997, he received Ernst & Young's Houston 1997 Entrepreneur of the Year Award in the distribution industry category. From 1979 to 1983, he was president and chief executive officer of Supply Corporation International, a pipe, valve and fittings supplier, and from 1965 to 1979, he held various positions, including president and chief executive officer, with Lincoln Financial, Inc., a financial services company. Prior to joining Travis, he operated his own financial and management consulting company. Mr. Attwell also serves as a director of Vallen Corporation.

     Mr. Fogelsong co-founded the Company in 1986 and has been Vice President-Finance, Treasurer and Secretary of the Company since 1987. From 1979 to 1983, he was vice president/finance for Supply Corporation International, which he left to join Equus Capital Corporation, an affiliate of Equus II Incorporated. Mr. Fogelsong is a certified public accountant and, from 1970 to 1979, was a manager in the audit section of Arthur Young & Company.

     Mr. Barth has been a director of the Company since 1992. He is the president of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating and executive staffing issues associated with various distribution channels, which he founded in 1991. Prior to that time, he was vice president, planning and development of, and held various other positions with, W.W. Grainger, Inc. Mr. Barth also is a director of Industrial Distribution Group, Inc.

     Mr. Lehmann has been a director of the Company since its founding in 1986. Mr. Lehmann is also the president and a director of Equus II Incorporated, a registered investment company whose stock is traded on the American Stock Exchange. He has been president and a director of Equus Capital Management Corporation, a registered investment adviser, since 1983. Prior to joining Equus, Mr. Lehmann was employed by Service Corporation International, where he held various positions including vice president-corporate development. Mr. Lehmann also serves as a director of Allied Waste Industries, Inc., American

Residential Services, Inc., Brazos Sportswear, Inc., Drypers Corporation and Garden Ridge Corporation. Mr. Lehmann is a certified public accountant.

     Mr. Levy has been a director of the Company since 1992. He is the chairman and chief executive officer of Paper Group Holding, Inc. and affiliates, a group of privately held manufacturing and distribution companies including Redi-Packaging, Inc. and West-Star Packaging, Inc., of which Mr. Levy became President in 1960.

     Mr. Cowan co-founded New West in 1989 and has been its president since that time. Prior to starting New West, Mr. Cowan was a real estate broker in the San Luis Obispo, California area.

     Mr. Flesner has been president of APG since August 1995. He has worked in the oilfield service industry for over 25 years, including as president of each of Ensco Tool & Supply Company (1983-1990), International Testing Services, Inc. (1990-1992) and International Tool & Supply Company (1993-1995).

     Mr. Sprague founded MERSCO in 1979 and has been its president since that time. Prior to founding MERSCO, Mr. Sprague held various positions with Goodall Rubber Company.

     Mr. Stadler co-founded Suncoast in 1983 and has been its president since that time. He has been an Executive Vice President of DRS since December 1994, when Suncoast became a division of DRS. Prior to founding Suncoast, Mr. Stadler was a regional sales manager in charge of sales to residential builders in the southwestern United States for V.S.L. Corporation, a Swiss-owned post-tension cable company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee was formed in 1988 and is responsible for reviewing the Company's external auditing procedures and accounting controls and recommending to the Board of Directors the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Ms. Henagan, Chairman of the Committee, and Messrs. Lehmann and Barth.

     The Compensation Committee was formed in 1987 and is responsible for reviewing and approving the amount and type of consideration to be paid to executive officers and key employees and for administering the Company's stock option and other compensation plans. See "-- Compensation Plans." The current members of the Company's Compensation Committee are Ms. Henagan, Chairman of the Committee, and Messrs. Lehman and Levy.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no separate compensation for their services as directors of the Company. Non-employee directors of the Company receive $1,000 for each meeting of the Board of Directors attended by them. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. In addition, directors who are not employees of the Company may receive grants of non-qualified stock options under the Company's 1993 Director Stock Option Plan at the discretion of the full Board of Directors. Under the 1993 Director Stock Option Plan, the full Board of Directors may issue options to purchase up to 61,200 shares of Common Stock to such directors, and has granted options to purchase up to 10,710 shares of Common Stock to each of Ms. Henagan and Messrs. Lehmann, Barth and Levy. Such options were subject to a vesting schedule based on the Company's performance and all of such options have vested. See "-- Compensation Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Ms. Henagan and Messrs. Lehmann and Levy served on the Compensation Committee. None of these persons is employed by the Company or any of its subsidiaries. Ms. Henagan is an officer, director and stockholder of the corporate general partner of Bradford Investment Partners, L.P., an affiliate of Bradford Ventures Partners, L.P., and Mr. Lehmann is president of Equus II Incorporated. The Company is a party to a consulting agreement under which the Company pays each of Bradford Investment Partners, L.P. and Equus II Incorporated a fee in exchange for certain management and consulting services. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to the Company's Chief Executive Officer and its only other executive officer (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                                -----------------------------       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY     BONUS(2)    COMPENSATION(1)
-----------------------------   -----    --------    --------    ---------------
Kirby Attwell................    1997    $150,000    $208,117        $79,858
  President and
  Chief Executive Officer
Tim W. Fogelsong.............    1997      92,700     112,063         48,469
  Vice President - Finance,
  Treasurer and Secretary
------------
(1) Represents contributions made by the Company on behalf of the Named Officers to the Company's Non-Qualified Executive Retirement Plan and $39,048 in income earned by such plan during fiscal 1997. See "-- Compensation
    Plans."

(2) To be paid in the 1998 fiscal year based on 1997 fiscal year operating results pursuant to the Company's Incentive Compensation Plan. See
    "-- Compensation Plans."

EMPLOYMENT ARRANGEMENTS

     The Company entered into an employment agreement with Mr. Attwell in May 1992. Under the provisions of the employment agreement, which has been renewed several times, Mr. Attwell serves as the President and Chief Executive Officer of Travis and, if requested by the Company, of any subsidiary of Travis until May 15, 1999, unless such employment is earlier terminated in accordance with the terms of the employment agreement. The employment agreement provides for an annual base salary of $150,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors, payment of which continues for a one year period after Mr. Attwell's termination. The employment agreement also contains certain provisions prohibiting Mr. Attwell's solicitation of the Company's employees in connection with any business that competes with the Company.

COMPENSATION PLANS

     STOCK OPTION PLANS. Upon consummation of the Offering, the Company will maintain four stock option plans in which executive officers, directors or key managers may participate: the 1992 Incentive Stock Option Plan, the 1993 Director Stock Option Plan, the 1995 Key Employee Stock Option Plan and the 1997 Key Employee Stock Option Plan (collectively, the "Stock Option Plans"). The 1997 Key Employee Stock Option Plan was approved by the Company's stockholders subject to the closing of the Offering. The objective of the Stock Option Plans is to provide additional incentive to the Company's executive officers, non-employee directors and key employees and to provide them with an opportunity to acquire or increase a proprietary interest in the Company through the receipt of Common Stock options. No additional options may be granted under the 1992 Incentive Stock Option Plan. Options to purchase an aggregate of 453,000 additional shares of Common Stock are available for future issuance under the other Stock Option Plans. In addition, options to purchase an aggregate of 543,610 shares of Common Stock, at prices ranging from $3.27 to $11.44 per share, will be outstanding upon consummation of the Offering, 356,326 of which will be vested and exercisable.

     INCENTIVE COMPENSATION PLAN. Effective beginning in the 1995 fiscal year, the Compensation Committee of the Board of Directors adopted an Incentive Compensation Plan (the "Incentive Compensation Plan") as an incentive to the Company's executive officers. The Incentive Compensation Plan provides for annual cash bonus determined in accordance with a formula based on the amount by which the Company's after-tax return on equity exceeds a minimum of 15%. The percentage of such excess return on equity paid as a bonus to executive officers increases as such excess return on equity increases.

Under the Incentive Compensation Plan, the Company paid, or will pay, Messrs. Attwell and Fogelsong an aggregate of $34,726, $155,757 and $320,180 for fiscal years 1995, 1996, and 1997, respectively.

     NON-QUALIFIED EXECUTIVE RETIREMENT PLAN. Effective October 1, 1994, the Board of Directors adopted the Company's Non-Qualified Executive Retirement Plan (the "Retirement Plan") as an incentive to Messrs. Attwell and Fogelsong. The Retirement Plan is structured as an unfunded defined contribution plan for the purpose of providing deferred compensation to Messrs. Attwell and Fogelsong, is not qualified under sections 401(a) and 501(a) of the Internal Revenue Code and is designed to be exempt from the participation and vesting, funding and fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by the Board of Directors.

     Under the Retirement Plan, the Board of Directors has discretion to set aside on behalf of Messrs. Attwell and Fogelsong certain stipulated amounts each year according to a fixed formula based on their compensation, expected Social Security benefits and actuarial assumptions. Each of Mr. Attwell and Mr. Fogelsong or his beneficiary will be entitled to receive accrued benefits upon the earliest to occur of (i) reaching the age of 65, (ii) participating in the Retirement Plan for ten years and (iii) the termination of employment (including by death or as a result of a disability). Assuming the Board of Directors determines each year to set aside the stipulated amounts set forth in the Retirement Plan, the estimated annual benefits payable to Mr. Attwell (if he retires at age 70) and Mr. Fogelsong (if he retires at age 65) are approximately $83,000 and $65,000, respectively. If a change in control of the Company occurs, each of Mr. Attwell, Mr. Fogelsong or his beneficiary will be entitled to receive benefits in an amount that would result if the Retirement Plan were a defined benefit plan with the same set formula, based on the highest five years of his compensation. The Retirement Plan may be amended (including to add other highly compensated executives of Travis) or terminated at any time by the Board of Directors.

     APG PROFIT SHARING PLAN. APG has adopted a Profit Sharing Plan and Trust (the "APG Plan") generally covering all of its employees. In September 1993, Travis adopted the APG Plan. The APG Plan allows for voluntary contributions on behalf of eligible employees up to 15% of eligible compensation at the discretion of the APG board of directors or, in the case of eligible Travis employees, the Board of Directors. During fiscal years 1995, 1996 and 1997, Travis contributed an aggregate of $26,175, $26,484, and $0, respectively, to the APG Plan on behalf of Messrs. Attwell and Fogelsong.

FISCAL 1997 YEAR-END OPTION VALUES

     The following table sets forth, with respect to the Named Officers, certain information concerning fiscal year-end values of options granted by the Company; during fiscal 1997, no options were exercised by either of the Named Officers. For a description of the Company's stock option plans, see "-- Compensation Plans."

                  AGGREGATE FISCAL 1997 YEAR-END OPTION VALUES

                                                              VALUE OF
                                                     UNEXERCISED "IN-THE-MONEY"
                         NUMBER OF UNEXERCISED                 OPTIONS
                       OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                      ----------------------------   ---------------------------
NAME                  EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------   -----------    -------------   -----------   -------------
Kirby Attwell......     201,281            0         $ 1,555,902        $ 0
Tim W. Fogelsong...      50,319            0             388,966          0
------------
(1) Computed based upon the difference between aggregate fair market value (at $11.00 per share) and aggregate exercise price.

                              CERTAIN TRANSACTIONS

     In May 1992 the Company, Bradford Investment Partners, L.P., an affiliate of Bradford Venture Partners, L.P., and Equus II Incorporated, entered into a consulting agreement. Barbara M. Henagan is an officer, director and stockholder of the corporate general partner of Bradford Investment Partners, L.P. and Nolan Lehmann is president of Equus II Incorporated. Pursuant to the provisions of the consulting agreement, the Company agreed to pay each of Bradford Investment Partners, L.P. and Equus II Incorporated a management fee in exchange for corporate advisory, financial and other consulting services for a period of ten years. For the years ended September 30, 1995, 1996, and 1997, respectively, the Company paid management fees under the consulting agreement of $56,250, $75,000, and $75,000 to Bradford Investment Partners, L.P. and $18,750, $25,000 and $25,000 to Equus II Incorporated.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1997 and as adjusted to reflect the sale of the shares offered hereby for: (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Officers, (iv) all directors and Named Officers as a group and (v) other Selling Stockholders. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                                   BENEFICIAL OWNERSHIP
                                           BENEFICIAL OWNERSHIP                           AFTER
                                           PRIOR TO OFFERING(1)                       OFFERING(1)(2)
                                          ----------------------                  ----------------------     OVER-
                                           NUMBER                  SHARES BEING    NUMBER                  ALLOTMENT
                                          OF SHARES   PERCENTAGE     OFFERED      OF SHARES   PERCENTAGE    OPTION
                                          ---------   ----------   ------------   ---------   ----------   ---------
Bradford Venture Partners, L.P.(3)......    772,368      25.6%        290,817       481,551       9.1%      215,590
  44 Nassau Street, Suite 365
  Princeton, New Jersey 08542
Overseas Equity Investor Partners(4)....    772,368      25.6         290,817       481,551       9.1       215,590
  Clarendon House, Church Street
  Hamilton 5-31, Bermuda
Barbara Mills Henagan(5)................  1,637,864      54.1         581,634     1,056,230      19.9             0
  35 Valley Road
  Atlanta, Georgia 30305
Robert J. Simon(6)......................  1,546,467      51.3         582,286       964,181      18.2           483
  1212 Avenue of the Americas
  Suite 1802
  New York, New York 10036
Equus II Incorporated(7)................    524,129      17.4               0       524,129       9.9             0
  The America Tower, 25th Floor
  2929 Allen Parkway
  Houston, Texas 77019
Grumman Hill Investments, L.P...........    180,279       6.0               0       180,279       3.4             0
  191 Elm Street
  New Canaan, Connecticut 06840
Kirby Attwell(8)........................    351,095      10.9               0       351,095       6.4             0
Tim W. Fogelsong(9).....................     95,181       3.1               0        95,181       1.8             0
David K. Barth(10)......................      *          *                  0         *          *                0
Nolan Lehmann(11).......................    534,839      17.7               0       534,839      10.1             0
Irvin A. Levy(12).......................      *          *                  0         *          *                0
All directors and Named Officers as a
  group (6 persons).....................  2,675,545      88.7         581,634     2,093,911      39.6
M. John O'Donoghue......................      1,731      *                652         1,079      *              483
David Andryc............................      1,508      *                568           940      *              421
Erwin Hosono............................        348      *                131           217      *               97
Michael I. Barach.......................        302      *                114           188      *                0
Rodney A. Cohen.........................        691      *                260           431      *                0
Richard R. Davis........................      3,466      *              1,305         2,161      *              967
Christopher F. O. Gabrieli..............     18,109      *              6,818        11,291      *                0
Thomas F. Ruhm..........................      1,123      *                423           700      *              313
Ward W. Woods...........................      8,665      *              3,262         5,403      *            2,419
Earl Dean Catlett.......................     76,500       2.5          15,300        61,200       1.2             0
Roger P. Lindstedt......................     76,500       2.5          25,245        51,255      *                0

------------
  *  Less than 1%

 (1) A person is deemed to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares which each identified stockholder has the right to acquire within 60 days of the date specified above are deemed outstanding in calculating the percentage ownership of such stockholder, but are not deemed outstanding as to any other person.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (2) For purposes of this table, information as to shares of Common Stock assumes (i) the persons in the table do not purchase shares of Common Stock in the Offering and (ii) no exercise of the Underwriters' overallotment option.

 (3) Bradford Venture Partners, L.P. is a limited partnership. Barbara M. Henagan and Robert J. Simon are the general partners of Bradford Associates, which is the sole general partner of Bradford Venture Partners, L.P. and holds a 1% interest in the partnership (which may increase upon the satisfaction of certain contingencies related to the overall performance of the investment portfolio of Bradford Venture Partners, L.P.).

 (4) Overseas Equity Investor Partners is a general partnership with two partners, Overseas Equity Investors Ltd., which is the managing corporate partner and holds a 99% interest in the partnership, and Bradford Associates, which holds a 1% interest in the partnership (which may increase upon the satisfaction of certain contingencies related to the overall performance of the investment portfolio of Overseas Equity Investors Partners). Overseas Equity Investors Ltd. is a foreign corporation with numerous foreign stockholders. Barbara M. Henagan and Robert J. Simon are the general partners of Bradford Associates and serve as co-chairs of the board of directors of Overseas Equity Investors Ltd. Bradford Ventures, Ltd., an affiliate of Bradford Associates, acts as an investment advisor for Overseas Equity Investor Partners.

 (5) Includes 772,368 shares owned of record by Bradford Venture Partners, L.P., 772,368 shares owned of record by Overseas Equity Investor Partners and 82,418 shares owned of record by Mills Investment Partnership. Ms. Henagan and Robert J. Simon are partners of Bradford Associates, the sole general partner of Bradford Venture Partners, L.P., and co-chairs of the board of directors of the corporation that acts as the managing partner of Overseas Equity Investor Partners. Ms. Henagan may be deemed to share voting and investment power with respect to the shares held by Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, but disclaims beneficial ownership with respect to all of such shares. Ms. Henagan is the Managing Partner of Mills Investment Partnership and has sole voting and investment power with respect to the shares held by Mills Investment Partnership. Includes options to purchase up to 10,710 shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above.

 (6) Includes 772,368 shares owned of record by Bradford Venture Partners, L.P. and 772,368 shares owned of record by Overseas Equity Investor Partners. Mr. Simon and Barbara M. Henagan are partners of Bradford Associates, the sole general partner of Bradford Venture Partners, L.P. and co-chairs of the board of directors of the corporation that acts as the managing partner of Overseas Equity Investor Partners. Mr. Simon may be deemed to share voting and investment power with respect to the shares held by Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, but disclaims beneficial ownership with respect to those shares.

(7) Equus II Incorporated has advised the Representatives of its interest in purchasing up to 5% of the Common Stock offered in the Offering. Information as to shares of Common Stock in this table assumes that Equus II Incorporated does not purchase any shares of Common Stock in the Offering.

(8) Includes 16,291 shares owned by record by Khleber V. Attwell Children's Trust and 133,523 shares of Common Stock owned of record by KA, Ltd., a limited partnership of which Mr. Attwell is the sole general partner. Mr. Attwell is the beneficiary of the Khleber V. Attwell Children's Trust, but does not have voting or investment power with respect to those shares. Mr. Attwell has sole voting and investment power with respect to the shares held by KA, Ltd. Includes options to purchase up to 201,281 shares of Common Stock that are currently exercisable or may be exercisable within 60 days of the date set forth above.

 (9) Includes options to purchase up to 50,319 shares of Common Stock that are currently exercisable or may be exercisable within 60 days of the date set forth above.

(10) Includes options to purchase up to 10,710 shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above.

(11) Includes 524,129 shares owned of record by Equus II Incorporated, of which Mr. Lehmann is president. Mr. Lehmann is deemed to have shared voting and investment power with respect to the shares held by Equus II Incorporated, but disclaims beneficial ownership with respect to those shares. Includes options to purchase up to 10,710 shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above. Equus II Incorporated has advised the Representatives of its interest in purchasing up to 5% of the Common Stock offered in the Offering. Information as to shares of Common Stock in this table assumes that Equus II Incorporated does not purchase any shares of Common Stock in the Offering.

(12) Includes options to purchase up to 10,710 shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above.

                          DESCRIPTION OF CAPITAL STOCK

RECAPITALIZATION

     As of the date of this Prospectus, the Company's authorized capital stock consists of (i) 1,500,000 shares of Common Stock, $.01 par value per share, 754,269 of which are outstanding, (ii) 500,000 shares of Class A Common Stock, $.01 par value per share, 185,667 of which are outstanding, (iii) 27 shares of Series 2 Preferred Stock, $.01 par value per share, all of which are outstanding, and (iv) 1,973 additional shares of Preferred Stock, the terms and provisions of which may be designated by the Board of Directors, none of which are outstanding. The Company has 33 stockholders of record. Prior to the Offering, the Company intends to effect a recapitalization of its capital stock, which will: (i) increase the authorized number of shares of Common Stock to 12,000,000, (ii) convert each share of Class A Common stock into one share of Common Stock, (iii) convert two shares of Series 2 Preferred Stock into 6,120 shares of Common Stock, (iv) increase the authorized number of shares of Preferred Stock to 502,000 and (v) effect a 3.06-for-1 Common Stock split in the form of a stock dividend. The following summary of the Company's capital stock gives effect to the recapitalization and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and Restated Bylaws that will be effective upon the recapitalization, the form of each of which is filed as an exhibit to the registration statement of which this Prospectus is a part. See "Available Information."

COMMON STOCK

     The Company's Restated Certificate of Incorporation authorizes the Company to issue 12,000,000 shares of Common Stock, $.01 par value per share. Following the Offering, 5,290,379 shares of Common Stock will be issued and outstanding. In addition, the Company has granted options to purchase up to 543,610 shares of Common Stock at an average exercise price of $5.25 per share and may grant options to purchase up to an additional 453,000 shares pursuant to certain stock option plans. In addition, 25 outstanding shares of the Series 2 Preferred Stock are convertible into 76,500 shares of Common Stock on the terms described below. The Company has also issued warrants to purchase up to 91,800 shares of Common Stock at $7.35 per share.

     Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the members of the Board of Directors standing for election at any particular meeting. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock sold in this offering will be, when issued and paid for, fully paid and non-assessable. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of any outstanding shares of the Company's Preferred Stock, if any, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the dividend provisions of the Company's Preferred Stock and certain provisions of the Company's credit agreements that may have the effect of restricting the declaration and payment of dividends by the Company's subsidiaries or the Company. See "Dividend Policy."

PREFERRED STOCK

     SERIES 2 PREFERRED STOCK. All of the 27 shares of Series 2 Preferred Stock issued and outstanding as of the date of this Prospectus are held by Curtis R. Sprague, the president and former owner of MERSCO. The Series 2 Preferred Stock has a face amount and liquidation preference of $1,000 per share and an aggregate liquidation preference of $27,000. Shares of Series 2 Preferred Stock are automatically convertible at the rate of 3,060 shares of Common Stock for each share of Series 2 Preferred Stock (as adjusted from time to time, the "Conversion Rate") either upon consummation of the Offering or within ten days of October 18, 1999; in each case, the number of shares of Series 2 Preferred Stock required to be converted into Common Stock is determined by a formula based on the average annual net income of

MERSCO. Based on such formula, two shares of Series 2 Preferred Stock will be converted into 6,120 shares of Common Stock upon consummation of the Offering, and 25 shares of Series 2 Preferred Stock will remain outstanding following the Offering. Within ten days of October 18, 1999, such outstanding shares of Series 2 Preferred Stock will be either converted into shares of Common Stock at the Conversion Rate (based on the MERSCO net income formula) or redeemed by the Company (subject to applicable law) at the redemption price of $1,000 per share. The Series 2 Preferred Stock is non-voting and ranks junior to all other Preferred Stock of the company. Holders of shares of Series 2 Preferred Stock are entitled to receive, if, as and when declared by the Board of Directors out of funds legally available therefor, cash dividends, for each share of Series 2 Preferred Stock, equal to dividends declared and paid with respect to 1701.36 shares of Common Stock.

     OTHER PREFERRED STOCK. In addition to the Series 2 Preferred Stock, the Company's Restated Certificate of Incorporation authorizes the Company to issue up to 502,000 shares of Preferred Stock, par value $.01 per share. The Company's Board of Directors is authorized to issue such additional Preferred Stock in series and, with respect to each series, to determine the number of shares in any such series and fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights of shares of any series of such Preferred Stock. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of holders of Common Stock of the Company and that could be used to prevent a third party from acquiring control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certain provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws as well as certain provisions of Delaware law may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

     DELAWARE ANTI-TAKEOVER LAW. Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

     The provisions of Section 203, coupled with the Board's authority to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders may adopt an amendment to its certificate of incorporation, effective 12 months after such adoption, to elect not to be governed by Section 203. Neither the Restated Certificate of Incorporation nor the Restated Bylaws exclude the Company from the restrictions imposed by Section 203.

     NOTICE PROVISIONS. The Restated Bylaws provide that only business, including director nominations, properly brought before an annual meeting of stockholders may be conducted at such meeting. In order to propose business at an annual meeting, a stockholder is required to provide written notice to the Company at least 90 days prior to the annual meeting that describes the business to be proposed at the annual meeting, the name and address of the stockholder proposing the business, the class and number of shares of stock held by such stockholder, any financial interest of the stockholder in the business to be proposed at the meeting and a representation that such stockholder intends to appear in person or by proxy to propose such business at the meeting. These procedures may operate to limit the ability of stockholders to propose business at an annual meeting, including with respect to the election of directors or considering any transaction that could result in a change of control of the Company.

TRANSFER AGENT

     The Company's transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE
RULE 144

     Upon completion of the Offering and assuming no exercise of outstanding options, the Company will have outstanding 5,290,379 shares of Common Stock. Of these shares, the 2,909,091 shares sold in the Offering will be immediately eligible for resale in the public market without restriction under the Securities Act, except for any shares purchased by an "Affiliate" (as that term is defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 2,381,288 shares of Common Stock outstanding following the Offering (the "Previously Issued Shares") are deemed to be "restricted securities" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act.

     All of the holders of the Previously Issued Shares have agreed to enter into agreements with the Company ("Lock-up Agreements") pursuant to which they will agree that, during the 180-day period after the date of this Prospectus, they will not, except with the prior consent of A.G. Edwards & Son, Inc., offer, sell, contract to sell or grant an option to purchase any of such Previously Issued Shares. In addition, the Company has agreed that during such period it will not, without the prior consent of A.G. Edwards & Sons, Inc., offer, sell, contract to sell or grant an option to purchase any shares of Common Stock. See "Underwriting." At the expiration of such lock-up period all of the Previously Issued Shares will be eligible for sale, subject to the volume and other limitations of Rule 144.

     In general, under Rule 144, beginning 90 days after the date of this Prospectus, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has beneficially owned Previously Issued Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (52,904 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     Previously Issued Shares may also be resold (i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and (ii) in an offshore transaction complying with Rules 903 or 904 of Regulation S under the Securities Act.

     An employee of the company who purchased shares or was awarded options to purchase shares pursuant to a written compensatory plan or contract meeting the requirements of Rule 701 under the Securities Act is entitled to rely on the resale provisions of Rule 701 under the Securities Act which permits

Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

REGISTRATION RIGHTS

     Pursuant to the Company's Registration Rights Agreement, as amended, all of the Company's stockholders prior to the Offering have been granted piggyback registration rights with respect to Common Stock owned by such stockholders as of such date. Such piggyback registration rights may be exercised by such stockholders, subject to the Lock-up Agreements, on each occasion that the Company proposes to register any public offering of shares of its capital stock under the Securities Act and the Securities Act permits registration of shares held by stockholders in connection with such registration.

     In addition to such piggyback registration rights, subject to certain conditions including minimum ownership and minimum aggregate offering price, two stockholders have the right, exercisable on one occasion each, to require the Company to register under the Securities Act up to 100% of such shares of Common Stock. If Equus II Incorporated holds more than 10% of the shares of the Company's outstanding Common Stock as a result of its purchase of shares of Common Stock offered in the Offering or otherwise, it also will have a right, subject to the same conditions, to require the Company to register up to 100% of its unregistered shares of Common Stock. If and when the Company is qualified to register shares of Common Stock pursuant to a registration statement on Form S-3, all of the Company's Stockholders prior to the Offering may cause the Company at certain times to register shares of Common Stock on Form S-3, provided that the offering involves proceeds in excess of $1,000,000.

     Upon the closing of the Offering, there will be 2,381,288 shares of Common Stock subject to either piggyback or demand registration rights. The Company is required to bear substantially all expenses of all such registrations, except for underwriting discounts or commissions and fees and disbursements of counsel for any stockholder.

                                  UNDERWRITING

     The Underwriters named below have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the respective numbers of shares of Common Stock set forth opposite their names below:

                                            NUMBER
              UNDERWRITERS                 OF SHARES
----------------------------------------  -----------
A.G. Edwards & Sons, Inc................
Cleary Gull Reiland & McDevitt Inc......

     Total..............................    2,909,091
                                          ===========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock, if any are purchased.

     Pursuant to the terms of the Underwriting Agreement, the Underwriters will acquire the shares of the Common Stock offered by the Company and the Selling Shareholders at the public offering price set forth on the cover page of this Prospectus at the public offering price less the underwriting discount and commissions set forth on the cover page. The Company and the Selling Stockholders have been advised by A.G. Edwards & Sons, Inc. and Cleary Gull Reiland & McDevitt Inc., the representatives of the Underwriters (the "Representatives"), that the Underwriters propose to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share and that the Underwriters and such dealers may reallow a discount of
not in excess of $      per share to other dealers. The public offering price
and the concession and discount to dealers may be changed by the Representatives after the shares are released to the public.

     The Selling Stockholders have granted to the Underwriters an option, expiring at the close of business on the 30th day subsequent to the date of the Underwriting Agreement, to purchase up to 436,363 additional shares of Common Stock at the public offering price, less the discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering overallotments, if any. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to 436,363 and the Selling Stockholders will be obligated to sell such shares to the Underwriters. See "Principal and Selling Stockholders."

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, all directors and the Named Officers of the Company and all stockholders prior to the Offering have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M (pending effectiveness), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 436,363 shares of Common Stock, by exercising the Underwriters' overallotment option referred to above. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representatives have advised the Company and the Selling Stockholders that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. The public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the public offering price was the history of and the future prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, an assessment of the Company's management, the general condition for the securities markets at the time of the Offering and the prices for similar securities of comparable companies.

                             CERTAIN LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. Peper, Martin, Jensen, Maichel and Hetlage, St. Louis, Missouri, will pass on certain legal matters for the Underwriters in connection with the Offering.

                                    EXPERTS

     The audited Consolidated Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Registration statements, reports, proxy and information statements filed through the EDGAR system are publicly available through the Commission's Internet web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                        PAGE
                                        -----
Report of Independent Public
  Accountants........................    F-2

Consolidated Balance Sheets..........    F-3

Consolidated Statements of Income....    F-4

Consolidated Statements of
  Stockholders' Equity...............    F-5

Consolidated Statements of Cash
  Flows..............................    F-6

Notes to Consolidated Financial
  Statements.........................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Travis International, Inc.:

     We have audited the accompanying consolidated balance sheets of Travis International, Inc. (a Delaware corporation), and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Travis International, Inc., and subsidiaries as of September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
November 13, 1997, except for
 the stock split described
 in Note 6, as to which
 the date is January 26, 1998

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                               SEPTEMBER 30,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $    3,526,451  $    2,158,106
     Trade accounts receivable, net
      of allowance for doubtful
      accounts of $202,742 and
      $71,402........................       9,298,395      14,585,037
     Inventories.....................       9,265,471      13,333,266
     Prepaid expenses................          76,460         277,513
     Deferred tax asset..............         408,463         959,924
                                       --------------  --------------
          Total current assets.......      22,575,240      31,313,846
PROPERTY AND EQUIPMENT, at cost, net
  of depreciation of $1,018,960 and
  $1,615,792.........................       2,175,107       3,148,847
INTANGIBLES, net of amortization of
  $833,169 and $949,128..............       5,855,716      11,239,866
                                       --------------  --------------
                                       $   30,606,063  $   45,702,559
                                       ==============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current installments of
      long-term debt.................  $      711,774  $    1,239,314
     Accounts payable................       4,736,353       7,843,818
     Accrued liabilities.............       2,022,898       4,773,421
     Federal and state income tax
      payable........................         315,467         423,009
                                       --------------  --------------
          Total current
              liabilities............       7,786,492      14,279,562
LONG-TERM DEBT, net of current
  installments.......................       7,597,742      11,982,386
DEFERRED TAX LIABILITY...............          11,358          33,319
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Series 2 Preferred Stock, $.01
      par; 2,000 shares authorized;
       27 shares outstanding.........               1               1
     Common Stock, $.01 par;
      4,590,000 shares authorized;
       2,308,063 and 2,308,063 shares
      outstanding....................          23,081          23,081
     Class A Common Stock, $.01 par;
      1,530,000 shares authorized;
      568,141 and 703,485 shares
      outstanding....................           5,681           7,035
     Additional paid-in capital......       5,025,817       6,218,064
     Retained earnings...............      10,155,891      13,159,111
                                       --------------  --------------
          Total stockholders'
              equity.................      15,210,471      19,407,292
                                       --------------  --------------
                                       $   30,606,063  $   45,702,559
                                       ==============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                  YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------------
                                            1995            1996            1997
                                       --------------  --------------  --------------
SALES................................  $   46,338,621  $   65,812,759  $   80,126,595
COST OF GOODS SOLD...................      33,115,765      47,141,135      55,239,584
                                       --------------  --------------  --------------
     Gross profit....................      13,222,856      18,671,624      24,887,011
OPERATING EXPENSES...................       9,316,894      13,466,821      17,228,882
SETTLEMENT OF FUTURE OBLIGATIONS
  UNDER CONSULTING AND COVENANT NOT
  TO COMPETE AGREEMENTS..............        --              --             1,157,740
AMORTIZATION OF INTANGIBLES..........         304,875         281,692         399,363
                                       --------------  --------------  --------------
     Operating income................       3,601,087       4,923,111       6,101,026
INTEREST EXPENSE.....................         525,061         673,007       1,107,406
                                       --------------  --------------  --------------
     Income before income taxes......       3,076,026       4,250,104       4,993,620
INCOME TAXES.........................       1,193,798       1,645,226       1,990,400
                                       --------------  --------------  --------------
     Net income......................  $    1,882,228  $    2,604,878  $    3,003,220
                                       ==============  ==============  ==============
NET INCOME PER COMMON AND COMMON
  EQUIVALENT SHARE...................  $         0.63  $         0.84  $         0.88
                                       ==============  ==============  ==============
WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES...........       2,986,403       3,103,390       3,427,652
                                       ==============  ==============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      CLASS A
                                        PREFERRED STOCK       COMMON STOCK         COMMON STOCK      ADDITIONAL
                                       -----------------   -------------------   -----------------    PAID-IN      RETAINED
                                       SHARES    AMOUNT     SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL      EARNINGS
                                       -------   -------   ---------   -------   -------   -------   ----------   -----------
BALANCE, September 30, 1994..........     188     $   2    2,287,817   $22,878     --      $ --      $  656,458   $ 5,668,785
REDEMPTION OF PREFERRED STOCK........    (188)       (2)      --         --        --        --        (187,998)      --
ISSUANCE OF PREFERRED STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  MERSCO.............................      27         1       --         --        --        --         237,000       --
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  DE-RO AND SUNCOAST.................    --        --        340,000     3,400   207,401    2,074     4,019,528       --
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH DRS' ACQUISITION OF
  CABLE SYSTEMS......................    --        --         --         --       13,602      136        99,864       --
ISSUANCE OF COMMON STOCK TO AN
  OFFICER............................    --        --         --         --        6,799       68        49,926       --
NET INCOME...........................    --        --         --         --        --        --          --         1,882,228
                                       -------   -------   ---------   -------   -------   -------   ----------   -----------
BALANCE, September 30, 1995..........      27         1    2,627,817    26,278   227,802    2,278     4,874,778     7,551,013
EXCHANGE OF COMMON STOCK FOR CLASS A
  COMMON STOCK.......................    --        --       (319,767)   (3,197)  319,767    3,197        --           --
ISSUANCE OF COMMON STOCK TO
  OFFICERS...........................    --        --         --         --       20,569      206       151,039       --
NET INCOME...........................    --        --         --         --        --        --          --         2,604,878
                                       -------   -------   ---------   -------   -------   -------   ----------   -----------
BALANCE, September 30, 1996..........      27         1    2,308,050    23,081   568,138    5,681     5,025,817    10,155,891
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  NEW WEST COMMUNICATIONS............    --        --         --         --      135,999    1,360       998,630       --
ISSUANCE OF WARRANTS                     --        --         --         --        --        --         160,000       --
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH DRS' ACQUISITION OF
  M D STEEL..........................    --        --         --         --       13,115      131       149,879       --
RETIREMENT OF CLASS A COMMON STOCK...    --        --         --         --      (13,770)    (137)     (116,262)      --
NET INCOME...........................    --        --         --         --        --        --          --         3,003,220
                                       -------   -------   ---------   -------   -------   -------   ----------   -----------
BALANCE, September 30, 1997..........      27     $   1    2,308,050   $23,081   703,482   $7,035    $6,218,064   $13,159,111
                                       =======   =======   =========   =======   =======   =======   ==========   ===========

                                           TOTAL
                                       STOCKHOLDERS'
                                           EQUITY
                                       --------------
BALANCE, September 30, 1994..........   $   6,348,123
REDEMPTION OF PREFERRED STOCK........        (188,000)
ISSUANCE OF PREFERRED STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  MERSCO.............................         237,001
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  DE-RO AND SUNCOAST.................       4,025,002
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH DRS' ACQUISITION OF
  CABLE SYSTEMS......................         100,000
ISSUANCE OF COMMON STOCK TO AN
  OFFICER............................          49,994
NET INCOME...........................       1,882,228
                                       --------------
BALANCE, September 30, 1995..........      12,454,348
EXCHANGE OF COMMON STOCK FOR CLASS A
  COMMON STOCK.......................        --
ISSUANCE OF COMMON STOCK TO
  OFFICERS...........................         151,245
NET INCOME...........................       2,604,878
                                       --------------
BALANCE, September 30, 1996..........      15,210,471
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH THE ACQUISITION OF
  NEW WEST COMMUNICATIONS............         999,990
ISSUANCE OF WARRANTS                          160,000
ISSUANCE OF COMMON STOCK IN
  CONNECTION WITH DRS' ACQUISITION OF
  M D STEEL..........................         150,010
RETIREMENT OF CLASS A COMMON STOCK...        (116,399)
NET INCOME...........................       3,003,220
                                       --------------
BALANCE, September 30, 1997..........   $  19,407,292
                                       ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             YEAR ENDED SEPTEMBER 30,
                                       -------------------------------------
                                          1995         1996         1997
                                       -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................  $ 1,882,228  $ 2,604,878  $ 3,003,220
                                       -----------  -----------  -----------
    Adjustments to reconcile net
     income to net cash provided by
     (used in) operating
     activities --
       Depreciation and
        amortization.................      622,605      740,320    1,034,170
       Deferred federal income
        taxes........................     (131,495)    (234,410)    (529,500)
       Loss on sale of equipment...        2,166       13,198        7,523
        Change in assets and
        liabilities, net of effects
        from business acquisitions
        (Note 9) --
          Increase in trade
           accounts receivable.......   (3,049,416)    (921,627)  (4,395,283)
          Increase in
           inventories...............   (1,361,546)  (1,068,354)  (3,357,268)
          Decrease (increase) in
           prepaid expenses..........       46,213      133,002     (184,835)
          Decrease (increase) in
           prepaid federal income
           taxes.....................     (182,432)     271,722      --
          Increase in accounts
           payable...................    2,200,557       68,603    1,527,102
          (Decrease) increase in
           accrued liabilities.......     (270,440)     732,366    2,218,974
          Increase in federal and
           state income tax
           payable...................       89,152      153,330      104,182
                                       -----------  -----------  -----------
              Total
               adjustments...........   (2,034,636)    (111,850)  (3,574,935)
                                       -----------  -----------  -----------
              Net cash provided
               by (used in) operating
               activities............     (152,408)   2,493,028     (571,715)
                                       -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures.............     (660,679)    (788,472)  (1,570,857)
    Proceeds from the sale of
     equipment.......................        7,500        3,300       24,127
    Other asset additions............     (105,775)    (145,095)    (124,899)
    Business acquisitions, net of
     cash acquired (Note 9)..........   (8,172,824)     --        (3,420,786)
                                       -----------  -----------  -----------
              Net cash used in
               investing
               activities............   (8,931,778)    (930,267)  (5,092,415)
                                       -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of Common Stock.........    2,549,992      151,245      --
    Redemption of Preferred Stock....     (188,000)     --           --
    Redemption of Common Stock.......      --           --          (116,399)
    Capital lease additions..........       55,441      --           225,109
    Advances on bank term loans and
     revolving credit loans..........    7,650,000    2,700,000    8,713,672
    Issuance of subordinated debt....    1,475,000      --         1,250,000
    Equipment loan proceeds..........      --           124,356      224,284
    Principal payments on bank term
     loans and revolving credit
     loans...........................   (2,014,284)  (1,914,284)  (5,522,626)
    Principal payments on
     subordinated debt...............     (162,321)    (216,429)    (216,428)
    Principal payments on noncompete
     agreements, equipment and other
     loans...........................     (138,551)    (106,932)    (261,827)
                                       -----------  -----------  -----------
              Net cash provided
               by financing
               activities                9,227,277      737,956    4,295,785
                                       -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................      143,091    2,300,717   (1,368,345)
CASH AND CASH EQUIVALENTS, beginning
  of year............................    1,082,643    1,225,734    3,526,451
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
  year...............................  $ 1,225,734  $ 3,526,451  $ 2,158,106
                                       ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:.......................
    Payment of interest..............  $   567,914  $   791,394  $ 1,215,537
    Payment of federal and state
     income taxes....................    1,283,980    1,669,413    2,429,736
    Issuance of common stock in
     connection with acquisitions....    1,625,004      --         1,150,000
    Issuance of preferred stock in
     connection with acquisition.....      237,001      --           --
    Issuance of common stock
     warrants........................      --           --           160,000
    Issuance of installment payable
     in connection with
     acquisition.....................      --           --           500,000

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:

  DESCRIPTION OF THE COMPANY

     Travis International, Inc. (the Company), a Delaware corporation, was formed in 1986. The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabricating, warranty repair, installation and other technical assistance. The Company sells its products to customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company currently operates through its wholly owned subsidiaries, American Packing and Gasket Company
(APG), Mountain Empire Rubber & Specialty Company, Inc. (MERSCO), DE-RO/Suncoast, Inc. (DRS), and New West Communications, Inc. (NWC).

     In October 1997, the Company filed a registration statement on Form S-1 for the sale of its common stock (the Offering). An investment in shares of common stock involves a high degree of risk including, among others, dependence on construction markets, competition, changes in distribution channels, risks relating to the Company's acquisition strategy, risks relating to acquisition financing and reliance on key personnel. See "Risk Factors" included in this Prospectus.

  BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 1996 and 1997, cash equivalents of $2,103,142 and $1,203,406, respectively, consisted of obligations of the U.S. Government.

  INVENTORIES

     Inventories consist principally of materials purchased and held for resale and are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

  PROPERTY AND EQUIPMENT

     Property and equipment are depreciated using the straight-line method over estimated useful lives of three to 15 years. The costs of ordinary maintenance and repairs are charged to operations when incurred, while replacements and betterments are capitalized.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1996 and 1997, property and equipment consisted of the following:

                                          SEPTEMBER 30,             ESTIMATED
                                   ----------------------------       USEFUL
                                       1996           1997             LIFE
                                   ------------  --------------    ------------
Vehicles.........................  $    488,587  $      867,280     3-5 years
Leasehold improvements...........       321,801         479,758      5 years
Machinery and equipment..........     1,570,849       2,523,549     5-7 years
Furniture and fixtures...........       812,830         843,251      5 years
Building.........................       --               50,801      15 years
                                   ------------  --------------
                                      3,194,067       4,764,639
Less -- Depreciation and
  amortization...................    (1,018,960)     (1,615,792)
                                   ------------  --------------
                                   $  2,175,107  $    3,148,847
                                   ============  ==============

  INTANGIBLES

At September 30, 1996 and 1997, intangibles consisted of the following:

                                           SEPTEMBER 30,             ESTIMATED
                                    ----------------------------       PERIOD
                                        1996           1997          OF BENEFIT
                                    ------------  --------------    ------------
Goodwill..........................  $  6,142,418  $   11,581,971    10-35 years
Loan origination and other costs..       321,467         607,023     1-7 years
Consulting/noncompete agreements..       225,000        --           1-5 years
                                    ------------  --------------
                                       6,688,885      12,188,994
Less -- Amortization..............      (833,169)       (949,128)
                                    ------------  --------------
                                    $  5,855,716  $   11,239,866
                                    ============  ==============

     Amortization lives of intangibles and other assets are based on management's estimate of the period to be benefited. Amounts capitalized as consulting/noncompete agreements are being amortized over the life of the agreements. Loan origination costs are amortized over the term of the debt.

  ACCRUED LIABILITIES

     At September 30, 1996 and 1997, accrued liabilities consisted of the following:

                                             SEPTEMBER 30,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Profit sharing/bonuses...............  $  1,205,149  $  2,601,198
Retirement contributions.............       176,214       501,043
Sales tax............................       202,045       269,496
Ad valorem taxes.....................       141,917       185,606
Acquisition costs....................       --            315,593
Other................................       297,573       900,485
                                       ------------  ------------
                                       $  2,022,898  $  4,773,421
                                       ============  ============

  INCOME TAXES

     The Company follows the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  NET INCOME PER COMMON AND COMMON EQUIVALENT SHARES

     The average number of common and equivalent common shares includes the weighted average number of common and Class A common shares outstanding, shares issued pursuant to the assumed conversion of preferred stock, and shares issuable pursuant to the assumed exercise of stock options and warrants (by application of the treasury stock method).

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 during fiscal 1998 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

  LONG-LIVED ASSETS

     Effective October 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, intangibles or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have an effect on the financial position or consolidated results of operations of the Company.

  STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is required for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 123 permits, but does not require, a fair value-based method of accounting for stock option plans which results in compensation expense recognition when stock options are granted. The Company intends to continue to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25); however, as required by SFAS No. 123, the Company has provided disclosure of the pro forma impact to net income in Note 7.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

2.  LONG-TERM DEBT:

     At September 30, 1996 and 1997, long-term debt consisted of the following:

                                              SEPTEMBER 30,
                                       ----------------------------
                                           1996           1997
                                       ------------  --------------
DRS revolving credit loan with
  interest due monthly at prime plus
  .25% (8.5% at September 30, 1996);
  refinanced in February 1997........  $  5,450,000  $     --
DRS revolving credit loan with
  interest due monthly at prime plus
  .25% (8.75% at September 30, 1997);
  principal due December 1998........       --            6,551,855
Subordinated debt to former owners;
  due in quarterly principal
  installments aggregating $54,107
  plus interest at 8.00% through
  December 2001; unsecured...........     1,096,250         879,822
Bank term loan with interest due
  monthly at 9.61%; principal due in
  quarterly installments of $53,571;
  refinanced in February 1997........     1,071,432        --
Bank term loan with interest at prime
  plus .25% (8.75% at September 30,
  1997); principal of $57,501 plus
  interest due in quarterly
  installments through September
  2001...............................       --              865,510
Bank term loan with interest due
  monthly at 8.00%; principal due in
  quarterly installments of $50,000;
  refinanced in February 1997........       200,000        --
Bank term loan with interest at prime
  (8.50% at September 30, 1997);
  principal plus interest due
  December 1997......................       --                9,401
APG revolving credit loan with
  interest due monthly at prime
  (8.50% at September 30, 1997);
  principal due December 1998........       --            1,000,000
Notes payable to bank; due in monthly
  installments ranging from $188 to
  $1,033, plus interest at 8.25% to
  12.99%, through March 2003; secured
  by vehicles and equipment..........       164,596         290,573
MERSCO revolving credit loan with
  interest due monthly at prime plus
  .50% (8.75% at September 30, 1996);
  refinanced in February 1997........       300,000        --
MERSCO revolving credit loan with
  interest due monthly at prime
  (8.50% at September 30, 1997);
  principal due December 1998........       --              500,000
Bank term loan with interest due at
  prime plus. 50% (9.0% at September
  30, 1997); principal of $53,572
  plus interest due in quarterly
  installments with remaining balance
  plus accrued interest due September
  2001...............................       --            1,285,712
Senior subordinated note to finance
  company with interest due monthly
  at 12.50% through March 1998;
  principal of $26,042 plus interest
  payable from April 1998 through
  March 2002; secured by a second
  lien on the assets of NWC..........       --            1,250,000
Installment payable to stockholder...       --              400,000
Other................................        27,238         188,827
                                       ------------  --------------
                                          8,309,516      13,221,700
Less -- Current installments.........       711,774       1,239,314
                                       ------------  --------------
                                       $  7,597,742  $   11,982,386
                                       ============  ==============

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Subordinated debt consists of indebtedness issued to former owners of a subsidiary and to a finance company. Payment of principal and interest on subordinated debt is subject to compliance with the respective revolving credit loan and term loan agreements.

     Aggregate maturities of notes payable for years subsequent to September 30, 1997, are as follows:

Year ending September 30 --
     1998............................  $    1,239,314
     1999............................       9,271,405
     2000............................       1,155,181
     2001............................       1,318,965
     2002............................         225,887
     Thereafter......................          10,948
                                       --------------
                                       $   13,221,700
                                       ==============

     In February 1997, the Company entered into new loan agreements and amended the loan agreements effective May 1997 and September 1997. APG and MERSCO entered into new revolving credit loans with a financial institution and repaid the balance outstanding on the former lines of credit. The APG and MERSCO credit loans (APG/MERSCO Credit Loans) provide for maximum borrowings of $3,000,000 and $750,000, respectively. The APG/MERSCO Credit Loans provide for a commitment fee of .375 percent on the unused balance. In addition, DRS entered into $7,500,000 and $250,000 revolving credit loans (collectively, the DRS Credit Loans) and repaid the former line of credit. The DRS Credit Loans have a commitment fee of
 .375 percent on the unused balance. APG and DRS also entered into $151,067 and $1,075,000 new term loans, respectively (collectively, the APG/DRS Term Loans), and repaid the balance on the former term loans. Certain of the Company's loan agreements contain requirements regarding working capital and other financial ratios. The Company was in compliance with all provisions of its amended loan agreements at September 30, 1997.

3.  INCOME TAXES:

     Actual income tax expense differs from the "expected" income tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income taxes for the years ended September 30, 1995, 1996 and 1997, as follows:

                                               YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
Computed "expected" income tax.....  $  1,045,849  $  1,445,035  $  1,697,831
State income/franchise tax, net of
  federal tax benefit................        96,103       128,570       204,366
Intangible asset and other...........        48,923        62,847        67,317
Nondeductible expenses...............         4,678         8,021        36,315
Other................................        (1,755)          753       (15,429)
                                       ------------  ------------  ------------
                                       $  1,193,798  $  1,645,226  $  1,990,400
                                       ============  ============  ============

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the Company's income tax provision (benefit) for the years ended September 30, 1995, 1996 and 1997, are as follows:

                                               YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
Federal --
     Current.........................  $  1,187,263  $  1,681,636  $  2,166,900
     Deferred........................      (122,402)     (218,410)     (486,100)
                                       ------------  ------------  ------------
                                       $  1,064,861  $  1,463,226  $  1,680,800
                                       ============  ============  ============
State --
     Current.........................  $    138,030  $    198,000  $    353,000
     Deferred........................        (9,093)      (16,000)      (43,400)
                                       ------------  ------------  ------------
                                       $    128,937  $    182,000  $    309,600
                                       ============  ============  ============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liability at September 30, 1996 and 1997, are as follows:

                                           SEPTEMBER 30,
                                       ----------------------
                                          1996        1997
                                       ----------  ----------
Deferred tax assets --
     Accounts receivable, principally
       due to allowance for doubtful
       accounts......................  $   76,422  $   26,489
     Effect of uniform capitalization
       of inventory-related costs for
       tax purposes..................     198,419     268,107
     Accrued bonuses.................     113,712     647,529
     Compensated absences............       3,913       3,913
     Other...........................      15,997      13,886
                                       ----------  ----------
          Total deferred tax asset...  $  408,463  $  959,924
                                       ==========  ==========
Deferred tax liabilities --
     Property and equipment,
       principally due to differences
       in depreciation...............  $  118,480  $  114,612
     Book vs. tax amortization of
       noncompete agreement..........     (47,789)    (81,854)
     Book vs. tax amortization of
       goodwill......................      --          94,527
     Nonqualified retirement plan
       contributions.................     (59,333)    (93,966)
                                       ----------  ----------
          Total deferred tax
             liability...............  $   11,358  $   33,319
                                       ==========  ==========

4.  COMMITMENTS AND CONTINGENCIES:

  FACILITY LEASES

     The Company leases equipment, office and warehouse space under noncancelable operating lease agreements expiring at various times through 2000. Lease expense totaled $387,900, $592,886 and $732,023 for the years ended September 30, 1995, 1996 and 1997, respectively.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The minimum future rental payments under noncancelable operating leases are as follows:

Year ending September 30 --
     1998............................  $    764,295
     1999............................       581,736
     2000............................       374,738
     2001............................       177,609
     Thereafter......................       103,655
                                       ------------
                                       $  2,002,033
                                       ============

     Certain leases include options for renewal.

  BONUS PLANS

     The Company has bonus plans, some of which are discretionary and some of which are based on a percentage of income, as defined in each plan, in excess of specified hurdle rates or rates of return on equity.

  PROFIT-SHARING PLAN

     Subsidiaries of the Company maintain qualified profit-sharing plans (the Plans). The Plans, as amended, include annual employer contributions of up to 15 percent of compensation, as defined, at the discretion of the subsidiaries' board of directors. Contributions for 1995, 1996 and 1997 were approximately $204,000, $260,000 and $122,000, respectively.

  OTHER

     Management is unaware of any significant legal proceedings against the Company. The Company maintains comprehensive general liability insurance in scope and amounts which it believes are customary for its industry. There can be no assurance that the coverage limits of such insurance will be adequate to protect the Company against all future claims. In addition, there can be no assurance that the Company will be able to maintain comprehensive liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

5.  PREFERRED STOCK:

     Pursuant to a restated certificate of incorporation dated August 24, 1993, the Company has the authority to issue a total of 2,000 shares of Series 2 preferred stock (Preferred Stock). Dividends are payable as declared by the board of directors.

     At September 30, 1995, 1996 and 1997, 27 shares of $.01 par value nonvoting Preferred Stock were issued and outstanding. Preferred Stock has a liquidation preference and redemption value of $1,000 per share plus unpaid dividends.

     The Series 2 Preferred Stock, all of which was issued in connection with the acquisition of MERSCO is mandatorily convertible, depending on MERSCO's operating results, into a maximum of 82,620 shares of the Company's Class A common stock (Class A Common Stock) in the event of a public offering or a change in control of the Company within a five-year period. Based on MERSCO's operating results, two of the shares of Preferred Stock will be converted into 6,120 shares of common stock contingent upon the effectiveness of the Offering (see Note 11). Any portion of the remaining 25 shares of Preferred Stock not converted within the five-year period must be converted into shares of common stock pursuant to a formula based on MERSCO's net income or redeemed by the Company at the redemption value of $1,000 per share plus accrued dividends. The maximum redemption value of the remaining 25 shares of Preferred Stock is $25,000 plus accrued dividends. As of September 30, 1997, no preferred dividends had been declared.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMON STOCK:

     The Company has the authority to issue 6,120,000 shares of common stock consisting of 4,590,000 shares of common stock (Common Stock) and 1,530,000 shares of Class A Common Stock. Every holder of outstanding shares of Common Stock shall be entitled to 10 votes for each share of stock, and every holder of outstanding shares of Class A Common Stock shall be entitled to one vote for each share of such stock. As discussed in Note 11, the Class A Common Stock will be converted on a 1-to-1 basis into Common Stock contingent upon the effectiveness of the Offering.

     Under the terms of an agreement executed in May 1992, if a stockholder desires to dispose of all or a portion of his shares of Common Stock (offered shares), the Company has exclusive right to purchase the offered shares within 10 days from the stockholder. If the Company does not elect to purchase all or a portion of the offered shares, the remaining stockholders have an additional 30 days to purchase the portion of the offered shares not purchased by the Company. However, the sale of Common Stock which results in the transfer of a majority Common Stock of the Company is not subject to the above provisions. The agreement will terminate automatically upon the consummation of the Offering.

     Company officers purchased 6,799 and 20,569 shares of Class A Common Stock during 1995 and 1996, respectively.

     In May 1997, the Company repurchased 13,770 shares of Class A Common Stock for $116,399. The Company retired all the shares repurchased.

     The board of directors has approved a 3.06-for-1 stock split. The effects of the stock split have been retroactively reflected in the financial statements and related notes thereto for all periods presented.

7.  STOCK OPTIONS:

  MANAGEMENT OPTION AGREEMENT

     The Company established an incentive stock option plan in May 1992. Pursuant to this plan, the Company entered into a management option agreement (the Agreement) with certain key employees and granted options to purchase up to 251,599 shares of Common Stock at $3.27 per share. All of the options vest and become exercisable on March 1, 2002. However, certain options will vest and become exercisable, in increments from 1992 to 1997, if the Company's adjusted earnings or cumulative adjusted earnings, as defined in the Agreement, achieve certain predetermined targets. The remaining options will vest and become exercisable upon the receipt by any one or more of certain stockholders of cash or marketable securities, or both, in excess of $4,713,800 for Common Stock that results from the sale, redemption or other transfer or from any dividends or other distributions. At September 30, 1997, 251,599 options were exercisable under this incentive stock option plan. No options had been exercised as of September 30, 1997.

  DIRECTOR OPTION AGREEMENT

     The Company also established an incentive stock option plan for nonemployee directors in August 1993. Pursuant to such plan, the Company entered into a director option agreement (the Option Plan) with certain nonemployee directors and granted options to purchase up to 42,840 shares of Common Stock at $4.25 per share. All of the options vest and become exercisable on May 25, 2003. However, these options will vest and become exercisable, in increments from 1993 to 1997, if the Company's earnings per share, as defined in the Option Plan, achieve certain predetermined targets. At September 30, 1997, 42,840 options were exercisable under the Option Plan, as amended. No options had been exercised as of September 30, 1997.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  KEY EMPLOYEE STOCK OPTION PLAN

     The Company established the 1995 Key Employee Stock Option Plan (the Plan) in February 1995. Under the Plan, 244,800 shares of Class A Common Stock are available for purchase by key employees. As of September 30, 1997, 91,800 shares have been granted under the Plan, at $7.35 per share, which become exercisable over a period not to exceed 10 years. At September 30, 1997, 39,780 options were exercisable and no options had been exercised.

     During 1997, 45,900 options were forfeited by employees in connection with their separation from the Company.

  OTHER OPTION PLANS

     In October 1996 and May 1997, the Company established individual stock option plans for the former owners of two businesses acquired during 1997. Under these plans, options to purchase 153,000 and 4,370 shares of Class A Common Stock have been granted at $7.35 and $11.44 per share, respectively, which become exercisable over a period not to exceed 10 years. At September 30, 1997, an aggregate of 22,106 options were exercisable and no options had been exercised.

  SUMMARY STOCK OPTION DISCLOSURES

     A summary of the status of the various plans at September 30, 1996 and 1997, and changes during the years then ended is presented in the table and narrative below:

                                              YEAR ENDED SEPTEMBER 30,
                                    --------------------------------------------
                                            1996                    1997
                                    --------------------    --------------------
                                               WEIGHTED                WEIGHTED
                                                AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE
                                    SHARES       PRICE      SHARES       PRICE
                                    -------    ---------    -------    ---------
Outstanding at beginning
  of period.......................  401,540      $4.22      432,140      $4.67
Granted...........................   30,600       7.35      157,370       7.47
Exercised.........................    --         --           --         --
Canceled..........................    --         --         (45,900)      7.35
                                    -------                 -------
Outstanding at end of period......  432,140       4.67      543,610       5.25
                                    =======                 =======
Exercisable at end of period......  217,838       3.61      356,326       4.17
Weighted average fair value of
  options granted.................         $4.22                   $4.23

     All of the options outstanding at September 30, 1997, have exercise prices between $3.27 and $11.44, with a weighted average remaining contractual life of
6.38 years.

     If the Company had recorded compensation costs for the various plans consistent with SFAS No. 123, net income and net income per share would have been decreased as indicated in the following pro forma amounts:

                                        YEAR ENDED SEPTEMBER 30,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Net income attributable to common
  stockholders --
     As reported.....................  $  2,604,878  $  3,003,220
     Pro forma.......................     2,527,141     2,602,484
Net income per share attributable to
  common stockholders --
     As reported.....................  $       0.84  $       0.88
     Pro forma.......................          0.81          0.76

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997, respectively: risk-free interest rates of 6.7 percent and 6.6 percent; zero expected dividend yields; expected lives of 10 years; and expected volatility of 30 percent.

     Subsequent to September 30, 1997, the 1997 Key Employee Stock Option Plan was adopted by the Company's stockholders subject to the closing of the Offering. This plan provides for the reservation of up to 300,000 shares of Common Stock for issuance to key employees.

8.  RELATED-PARTY TRANSACTIONS:

     The Company pays management fees, in an amount which is subject to increases with attainment of minimum levels of net income, to certain stockholders of the Company under a consulting agreement executed in 1992. Amounts paid to related parties under this agreement totaled $75,000, $100,000 and $100,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

     APG leases a portion of its facilities from a director/stockholder under a lease agreement. Amounts paid to the related party totaled $34,000 per year during the years ended September 30, 1995, 1996 and 1997.

9.  ACQUISITIONS:

  DRS ACQUISITION

     On December 2, 1994, the Company acquired all of the outstanding common stock of DE-RO Products Co., Inc., and Suncoast Postension Corp. for $3,936,544 in cash, notes to former owners totaling $1,375,000 (see Note 2) and 207,401 shares of the Company's Class A Common Stock recorded at fair market value. The funds used in the acquisition were provided by the issuance of debt and cash contributions made by the Company. The acquisition has been accounted for as a purchase. The cost of the acquisition has been allocated on the basis of the estimated fair value of net assets acquired. The excess of the purchase price over fair value of the net assets acquired is reflected as goodwill in the amount of $5,380,043, is included in intangibles at September 30, 1997 (see Note
1), and is being amortized over 35 years.

     In addition, as part of the acquisition, DRS entered into noncompete, consulting and employment agreements with certain former owners and an employee of DRS all of whom continue to be involved in the business. The agreements require annual payments aggregating $380,000 for a period of five years, which will be expensed as paid. Additionally, they are entitled to receive annual bonus payments for a period of seven years based on a percentage of pretax income in years in which pretax income exceeds predetermined levels. Such bonus payments are limited to an aggregate of $1,355,000. Bonuses aggregating approximately $91,000 and $205,000 were accrued under this agreement for the years ended September 30, 1996 and 1997, respectively. The Company signed agreements on September 30, 1997, to retire the remaining obligations pursuant to consulting and noncompetition agreements entered into in connection with the acquisition of DRS in 1994. This settlement of $1,157,740 has been expensed as of September 30, 1997.

  NEW WEST COMMUNICATIONS, INC. ACQUISITION

     On October 1, 1996, the Company acquired substantially all of the assets and liabilities of NWC for $4,000,000 in cash, $500,000 payable over five years, 135,999 shares of the Company Class A Common Stock recorded at fair market value and $85,507 in transaction costs. Additionally, the former owner is entitled to contingent purchase consideration based on a percentage of earnings (as defined) over the next five years in years in which earnings exceed predetermined levels. The aggregate contingent purchase consideration will be capitalized as goodwill and is limited to an aggregate of $2,477,249.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the acquisition of NWC, the Company entered into a $1,500,000 line of credit, a $1,500,000 term loan and a $1,250,000 senior subordinated note (NWC Subordinate Note). In addition, the Company issued 91,800 warrants to purchase the Company's common stock at an exercise price of $7.35 to the holder of the NWC Subordinate Note. The warrants were valued at $160,000 and have been recorded as additional paid-in capital.

     This transaction has been accounted for utilizing the purchase method of accounting, and the results of operations of the acquired business have been included in the results of the Company from the date of acquisition. In accordance with Accounting Principles Board Opinion No. 16, the purchase price was allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the date of acquisition, as follows:

Cash paid............................  $  4,000,000
Payable to former owner..............       500,000
Class A Common Stock issued..........       999,990
Transaction costs....................        85,257
                                       ------------
          Total purchase price.......  $  5,585,247
                                       ============
Net assets acquired --
     Cash............................  $    647,898
     Receivables, net................       482,744
     Inventory.......................       668,229
     Prepaid expenses................        14,723
     Property and equipment..........        29,011
     Accounts payable and accrued
       liabilities...................    (1,315,519)
     Other...........................        59,059
     Goodwill........................     4,999,102
                                       ------------
          Total purchase price.......  $  5,585,247
                                       ============

Goodwill is being amortized over a 35-year period.

     The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and NWC as if such acquisition had taken place at the beginning of fiscal 1996. Appropriate adjustments have been made to reflect the accounting basis used in recording the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, that have resulted since the date of acquisition or that may result in the future.

                                         YEAR ENDED
                                        SEPTEMBER 30,
                                            1996
                                        -------------
                                         (UNAUDITED)
Sales, net...........................    $ 73,732,246
Net income...........................       3,922,661
Net income per common and common
  equivalent share...................    $       1.21

     Additionally, the Company has acquired several other businesses over the past three years, none of which are material to the financial statements taken as a whole.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  BUSINESS SEGMENT INFORMATION:

     The Company's operations are conducted principally in North America through three related business segments: specialty builders' products, specialty industrial products and telecommunications equipment. The specialty builders' products segment consists primarily of the distribution of post-tension cable products and household fixture products. The specialty industrial products segment distributes primarily industrial sealing and hose products, industrial glass and plastics. The telecommunications equipment segment distributes surplus and refurbished plug-in circuit boards. There were no significant intersegment sales or transfers during fiscal 1995, 1996 and 1997. Corporate operating expenses are billed to the operating subsidiaries at predetermined amounts.

     Summarized financial information by business segment for fiscal 1995, 1996 and 1997 is as follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------------
                                            1995            1996            1997
                                       --------------  --------------  --------------
Sales --
     Specialty builders' products....  $   27,056,695  $   44,993,467  $   51,258,156
     Specialty industrial products...      19,281,926      20,819,292      24,190,345
     Telecommunications equipment....        --              --             4,678,094
                                       --------------  --------------  --------------
                                       $   46,338,621  $   65,812,759  $   80,126,595
                                       ==============  ==============  ==============
Operating income --
     Specialty builders' products....  $      757,764  $    2,242,602  $    1,150,100(1)
     Specialty industrial products...       2,805,839       2,821,128       3,507,778
     Telecommunications equipment....        --              --             1,670,900
     Corporate.......................          37,484        (140,619)       (227,752)
                                       --------------  --------------  --------------
                                       $    3,601,087  $    4,923,111  $    6,101,026
                                       ==============  ==============  ==============
Total assets --
     Specialty builders' products....  $   15,382,389  $   17,476,096  $   24,230,261
     Specialty industrial products...       9,842,215      10,807,614      12,472,903
     Telecommunications equipment....        --              --             7,058,994
     Corporate.......................       1,169,575       2,322,353       1,940,401
                                       --------------  --------------  --------------
                                       $   26,394,179  $   30,606,063  $   45,702,559
                                       ==============  ==============  ==============
Depreciation and amortization --
     Specialty builders' products....  $      324,212  $      467,274  $      580,929
     Specialty industrial products...         293,972         268,566         285,701
     Telecommunications equipment....        --              --               163,046
     Corporate.......................           4,421           4,480           4,494
                                       --------------  --------------  --------------
                                       $      622,605  $      740,320  $    1,034,170
                                       ==============  ==============  ==============
Capital expenditures --
     Specialty builders' products....  $      387,123  $      419,141  $    1,048,059
     Specialty industrial products...         269,973         366,885         512,863
     Telecommunications equipment....        --              --                   800
     Corporate.......................           3,583           2,446           9,135
                                       --------------  --------------  --------------
                                       $      660,679  $      788,472  $    1,570,857
                                       ==============  ==============  ==============

------------
(1) Operating income of the specialty builders' products operations was reduced by $1,157,740 in fiscal 1997 for the settlement of future obligations under certain consulting and covenant not-to-compete agreements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  RECAPITALIZATION (UNAUDITED):

     The board of directors has approved, upon the closing of the Offering, a conversion of each share of Class A Common Stock into one share of Common Stock and a conversion of two shares of Preferred Stock into 6,120 shares of Common Stock.

     The pro forma balances of the stockholders' equity accounts at September 30, 1997, assuming these conversions, are as follows:

                                            SEPTEMBER 30, 1997
                                       ----------------------------
                                           ACTUAL        PRO FORMA
                                       --------------   -----------
                                                        (UNAUDITED)
Preferred Stock......................  $            1   $         1
Common Stock.........................          23,081        30,177
Class A Common Stock.................           7,035       --
Additional paid-in capital...........       6,218,064     6,218,003
Retained earnings....................      13,159,111    13,159,111
                                       --------------   -----------
Total................................  $   19,407,292   $19,407,292
                                       ==============   ===========

================================================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

            TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      3
Risk Factors............................      6
Disclosure Regarding Forward-Looking
  Statements............................     10
Background of the Company...............     11
Use of Proceeds.........................     12
Dividend Policy.........................     13
Capitalization..........................     13
Dilution................................     14
Selected Consolidated Financial Data....     15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     16
Business................................     22
Management..............................     32
Certain Transactions....................     36
Principal and Selling Stockholders......     37
Description of Capital Stock............     39
Shares Eligible for Future Sale.........     41
Underwriting............................     43
Certain Legal Matters...................     44
Experts.................................     44
Available Information...................     44
Index to Consolidated Financial
  Statements............................    F-1

  UNTIL              , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

                                2,909,091 SHARES
                                     [LOGO]

                           TRAVIS INTERNATIONAL, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                           A.G. EDWARDS & SONS, INC.

                             CLEARY GULL REILAND &
                                 MCDEVITT INC.

                                           , 1998
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of estimated expenses incurred in connection with the shares of Common Stock being registered hereby, other than underwriting discounts and commissions:

SEC Registration Fee.................  $   11,843
NASD Filing Fee......................  $    4,515
Nasdaq Stock Market Listing Fee......  $   33,456*
Printing and Engraving Expenses......  $   80,000*
Legal Fees and Expenses..............  $  200,000*
Accounting Fees and Expenses.........  $  150,000*
Transfer Agent and Registrar Fees and
Expenses.............................  $    2,500*
Miscellaneous........................  $   17,686*
                                       ----------
       Total.........................  $  500,000*
                                       ==========
------------
* Estimate.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law for liabilities and expenses incurred in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     As permitted by Section 102(b) of the Delaware General Corporation Law, the Restated Certificate of Incorporation provides that to the full extent permitted by Delaware law, directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b) of the Delaware General Corporation Law provides such protection to directors, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit.

     The Underwriting Agreement contains reciprocal agreements of indemnity between the Company and the Underwriters as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provides for indemnification of the Company's directors, officers and controlling persons.

     The registration rights agreements between the Company and its stockholders contains reciprocal agreements between the Company and such stockholders as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provide for indemnification of the Company's directors, officers and controlling persons.

The Company maintains directors' and officers' liability insurance.
ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since November 20, 1994, the Company has issued the following securities which were not registered under the Securities Act. In each case, exemption from registration is claimed on the ground that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

     A. In connection with the Company's acquisitions of De-Ro Products, Inc. and Suncoast Postension Corp. ("DRS"), on December 2, 1994, the Company issued an aggregate of 153,000 shares of its Class A Common Stock to former owners of DRS in exchange for all of the capital stock of DRS. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of Common Stock pursuant to agreements entered into at the time the acquisition of DRS was closed. The acquisition of DRS was financed in part by the Company's issuance of 340,000 shares of Common Stock on December 2, 1994 to its existing stockholders in exchange for cash.

     B. In connection with the Company's acquisition of Cable Systems, Inc. ("CSI"), on February 3, 1995, the Company issued 13,602 shares of the Company's Class A Common Stock to the former owner of CSI in exchange for substantially all of the assets of CSI. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of CSI was closed.

     C. In March 1996, at the request of Equus II Incorporated ("Equus"), the Company issued 319,767 shares of Class A Common Stock to Equus in exchange for the cancellation of 319,767 shares of Common Stock then held by Equus.

     D. In connection with the Company's acquisition of New West Communications, Inc. ("New West"), on October 5, 1996, the Company issued 135,999 shares of its Class A Common Stock to the former owner of New West in exchange for substantially all of the assets of New West. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of New West was closed. The acquisition of New West was financed in part by the Company's issuance of warrants to purchase up to 91,800 shares of the Company's Class A Common Stock to Marwit Capital Company, L.L.C. on October 5, 1996. Immediately prior to the Offering, the warrants will be amended to provide for the purchase of Common Stock rather than Class A Common Stock.

     E. In connection with the Company's acquisition of MD Steel Company, Inc. ("MD Steel"), the Company issued 13,115 shares of its Class A Common Stock to the former owner of MD Steel in exchange for substantially all of the assets of MD Steel. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of MD Steel was closed.

     F. In connection with the Offering, on the effective date of the Company's Registration Statement on Form S-1, the Company effected a recapitalization of its capital stock which (i) increased the authorized number of shares of Common Stock to 12,000,000, (ii) converted each share of Class A Common stock into one share of Common Stock, (iii) converted two shares of Series 2 Preferred Stock into 6,120 shares of Common Stock, (iv) increased the authorized number of shares of Preferred Stock to 502,000 and (iv) effected a 3.06-for-1 Common Stock split in the form of a stock dividend.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

           1.1       -- Form of Underwriting Agreement
           3.1       -- Restated Certificate of Incorporation
           3.2*      -- Restated Bylaws
           3.3*      -- Warrant to Purchase Class A Common Stock
                        between Travis International, Inc. and
                        Marwit Capital Company, L.P. dated
                        October 9, 1996
           3.4*      -- Registration Rights Agreement among
                        Travis International, Inc. and
                        stockholders, dated May 28, 1992
           3.5*      -- First Amendment to Registration Rights
                        Agreement dated December 2, 1994
           3.6*      -- Second Amendment to Registration Rights
                        Agreement dated February 3, 1995
           3.7*      -- Third Amendment to Registration Rights
                        Agreement dated September 1, 1995
           3.8*      -- Fourth Amendment to Registration Rights
                        Agreement dated June 18, 1996

           3.9*      -- Fifth Amendment to Registration Rights
                        Agreement dated October 1, 1996
           3.10*    --  Sixth Amendment to Registration Rights
                        Agreement dated October 9, 1996
           4.1       -- Specimen Common Stock Certificate of the
                        Registrant
           5.1*      -- Opinion of Mayor, Day, Caldwell &
                        Keeton, L.L.P.
          10.1*      -- Employment Agreement between Travis
                        International, Inc. and Kirby Attwell
                        dated May 28, 1992
          10.2*      -- Amendment to Employment Agreement
                        between Travis International, Inc. and
                        Kirby Attwell dated May 15, 1996
          10.3*      -- Employment and Noncompetition Agreement
                        between De-Ro/Suncoast, Inc. and Larry
                        Stadler dated December 2, 1994
          10.4*      -- First Amendment to Employment and
                        Noncompetition Agreement between
                        De-Ro/Suncoast, Inc. and Larry Stadler
                        dated February 9, 1996
          10.5*      -- Employment and Noncompetition Agreement
                        between New West Acquisition Corp. and
                        Craig Cowan dated September 30, 1996
          10.6*      -- Travis International, Inc. 1992
                        Incentive Stock Option Plan effective
                        May 27, 1992
          10.7*      -- Travis International, Inc. 1995 Key
                        Employee Stock Option Plan effective
                        February 2, 1995
          10.8*      -- Travis International, Inc. 1993 Director
                        Stock Option Plan effective July 29,
                        1993
          10.9*      -- Travis International, Inc. Non-Qualified
                        Executive Retirement Plan effective
                        October 1, 1994
          10.10*    --  Memo from Kirby Attwell to Irvin Levy
                        and Nolan Lehmann dated January 4, 1995
                        regarding Travis International, Inc.
                        Incentive Compensation Plan
          10.11*    --  Asset Purchase Agreement among New West
                        Acquisition Corp., New West
                        Communications, Inc. and Craig Cowan
                        dated September 30, 1996
          10.12*    --  Business Loan Agreement dated February
                        24, 1997 between Bank of America Texas,
                        N.A. and De-Ro/Suncoast, Inc.
          10.13*    --  First Amendment to Business Loan
                        Agreement dated May 30, 1997 between
                        Bank of America Texas, N.A. and
                        De-Ro/Suncoast, Inc.
          10.14*    --  Second Amendment to Business Loan
                        Agreement dated September 29, 1997
                        between Bank of America Texas, N.A. and
                        De-Ro/Suncoast, Inc.
          10.15*    --  Business Loan Agreement dated February
                        24, 1997 between Bank of America Texas,
                        N.A. and American Packing and Gasket
                        Company
          10.16*    --  First Amendment to Business Loan
                        Agreement dated September 24, 1997
                        between Bank of America Texas, N.A. and
                        American Packing and Gasket Company
          10.17*    --  Business Loan Agreement dated February
                        24, 1997 between Bank of America Texas,
                        N.A. and Mountain Empire Rubber &
                        Specialty Co., Inc.
          10.18*    --  First Amendment to Business Loan
                        Agreement dated September 22, 1997
                        between Bank of America Texas, N.A. and
                        Mountain Empire Rubber & Specialty Co.,
                        Inc.
          10.19*    --  Business Loan Continuing Guarantee dated
                        September 26, 1997 from Travis
                        International, Inc. to Bank of America
                        Texas, N.A.
          10.20*    --  Business Loan Agreement dated May 30,
                        1997, between Bank of America Texas,
                        N.A. and New West Communications, Inc.
          10.21*    --  Business Loan Continuing Guaranty dated
                        May 30, 1997 from Travis International,
                        Inc. to Bank of America Texas, N.A.
          10.22*    --  First Amendment to Business Loan
                        Agreement dated September 25, 1997
                        between Bank of America of Texas, N.A.
                        and New West Communications, Inc.
          10.23*    --  Securities Purchase Agreement dated
                        October 9, 1996 between New West
                        Acquisition, Inc. and Marwit Capital
                        Company. L.P.
          10.24*    --  Senior Subordinated Note dated October
                        9, 1996 from New West Acquisition Inc.
                        to Marwit Capital Company, L.P.
          10.25*    --  Subordination Agreement between Bank of
                        America and Marwit Capital Company, L.P.
                        and acknowledged by New West
                        Communications, Inc. dated September 30,
                        1996

          10.26*    --  Memoranda between Travis International,
                        Inc. and Marwit Capital Company, L.P.
                        dated November 12, 1997 regarding
                        amendments to Securities Purchase
                        Agreement and Senior Subordinated Note.
          10.27*    --  Travis International, Inc. 1997 Key
                        Employee Stock Option Plan effective
                        December 12, 1997.
          10.28      -- First Amendment to Securities Purchase Agreement
          10.29      -- First Amended and Restated Senior Subordinated Note
          10.30      -- First Amendment to Subordination Agreement
          21.1*      -- Subsidiaries of the Registrant
          23.1       -- Consent of Arthur Andersen LLP
          23.2*      -- Consent of Mayor, Day, Caldwell &
                        Keeton, L.L.P. (Contained in Exhibit
                        5.1)
          24*        -- Powers of Attorney (included on
                        Signature Page)
------------
 * Previously filed

     (b)  Financial Statement Schedules.

          Not applicable.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Restated Certificate of Incorporation, Restated Bylaws, the Underwriting Agreement or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 26TH DAY OF JANUARY, 1998.

                                          TRAVIS INTERNATIONAL, INC.

                                          BY: /s/ KIRBY ATTWELL
                                                  KIRBY ATTWELL
                                            PRESIDENT AND CHIEF EXECUTIVE
                                                     OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                  TITLE                    DATE
        ---------                  -----                    ----
    /s/KIRBY ATTWELL     President, Chief             January 26, 1998
      KIRBY ATTWELL      Executive Officer
                         (Principal Executive
                         Officer) and Director

            *            Chairman of the Board and     January 26, 1998
  BARBARA MILLS HENAGAN  Director

  /s/TIM W. FOGELSONG   Vice President -- Finance     January 26, 1998
    TIM W. FOGELSONG     (Principal Accounting and
                         Financial Officer),
                         Treasurer and Secretary

            *            Director                     January 26, 1998
      NOLAN LEHMANN

            *            Director                     January 26, 1998
     DAVID K. BARTH

            *            Director                     January 26, 1998
      IRVIN A. LEVY

  */s/TIM W. FOGELSONG   Attorney-In-Fact             January 26, 1998
    TIM W. FOGELSONG